                                                                    EXHIBIT 10.4

                                CREDIT AGREEMENT

                               Phoenix Color Corp.
                                PCC Express, Inc.
                            Phoenix (MD.)Realty, LLC,

                                      with

                       First Union National Bank, as Agent

                                       and

          Those financial institutions now or hereafter parties hereto

                         Dated as of September 15, 1998
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                                TABLE OF CONTENTS

                                                                           PAGE

SECTION 1.  DEFINITIONS AND INTERPRETATION...................................4
      1.1   Terms Defined....................................................4
      1.2   Accounting Principles...........................................22
      1.3   Construction....................................................23

SECTION 2.  THE LOANS.......................................................23
      2.1   Revolving Credit - Description..................................23
      2.2   Letters of Credit:..............................................25
      2.3   Advances, Conversions, Renewals and Payments....................31
      2.4   Revolving Credit Interest.......................................34
      2.5   Additional Interest Provisions..................................37
      2.6   Fees............................................................38
      2.7   Use of Proceeds.................................................39
      2.8   Indemnity.......................................................39
      2.9   Capital Adequacy................................................40
      2.10  Taxes...........................................................40
      2.11  Joint and Several Liability.....................................43

SECTION 3.  CLOSING AND CONDITIONS PRECEDENT TO ADVANCES....................43
      3.1   Resolutions, Opinions, and Other Documents......................43
      3.2   Absence of Certain Events.......................................45
      3.3   Warranties and Representations at Closing.......................45
      3.4   Compliance with this Agreement..................................45
      3.5   Officers' Certificate...........................................46
      3.6   Closing.........................................................46
      3.7   Waiver of Rights................................................46
      3.8   Conditions for Future Advances..................................46

SECTION 4.  REPRESENTATIONS AND WARRANTIES..................................47
      4.1   Corporate Organization and Validity.............................47
      4.2   Places of Business..............................................48
      4.3   Pending Litigation..............................................48
      4.4   Title to Properties.............................................48
      4.5   Governmental Consent............................................49
      4.6   Taxes...........................................................49
      4.7   Financial Statements............................................49
      4.8   Full Disclosure.................................................49
      4.9   Subsidiaries....................................................50
      4.10  Guarantees, Contracts, etc......................................50
      4.11  Government Regulations, etc.....................................50
      4.12  Business Interruptions..........................................51
      4.13  Names and Intellectual Property.................................52
      4.14  Other Associations..............................................52
      4.15  Environmental Matters...........................................53
      4.16  Regulation O....................................................54

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      4.17  Capital Stock...................................................54
      4.18  Solvency........................................................54
      4.19  Interrelatedness of Borrowers...................................55
      4.20  Bridge Notes....................................................55
      4.21  Year 2000.......................................................55
      4.22  Consolidated Capital Expenditures...............................55

SECTION 5.  BORROWERS' AFFIRMATIVE COVENANTS................................56
      5.1   Payment of Taxes and Claims.....................................56
      5.2   Maintenance of Properties and Corporate Existence...............56
      5.3   Business Conducted..............................................58
      5.4   Litigation......................................................58
      5.5   Issue Taxes.....................................................58
      5.6   Bank Accounts...................................................58
      5.7   Employee Benefit Plans..........................................58
      5.8   Financial Covenants.............................................59
      5.9   Financial and Business Information..............................60
      5.10  Officers' Certificates..........................................62
      5.11  Audits and Inspection...........................................63
      5.12  Tax Returns and Reports.........................................63
      5.13  Information to Participant......................................64
      5.14  Material Adverse Developments...................................64
      5.15  Places of Business:.............................................64
      5.16  Account Verification............................................64
      5.17  Year 2000.......................................................64
      5.18  Build-out Appraisal.............................................65
      5.19  Updated Environmental Report....................................65
      5.20  Local Counsel...................................................65

SECTION 6.  BORROWERS' NEGATIVE COVENANTS:..................................65
      6.1   Merger, Consolidation, Dissolution or Liquidation...............65
      6.2   Acquisitions....................................................66
      6.3   Liens and Encumbrances..........................................66
      6.4   Transactions With Affiliates or Subsidiaries....................66
      6.5   Guarantees......................................................67
      6.6   Distributions and Bonuses.......................................67
      6.7   Other Indebtedness..............................................68
      6.8   Loans and Investments...........................................68
      6.9   Use of Lenders' Name............................................68
      6.10  Miscellaneous Covenants.........................................68
      6.11  Certain Restrictions............................................68

SECTION 7.  DEFAULT.........................................................69
      7.1   Events of Default...............................................69
      7.2   Cure............................................................72
      7.3   Rights and Remedies on Default..................................72
      7.4   Nature of Remedies..............................................73
      7.5   Set-Off.........................................................73

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SECTION 8.  AGENT...........................................................74
      8.1   Appointment and Authorization...................................74
      8.2   General Immunity................................................74
      8.3   Consultation with Counsel.......................................74
      8.4   Documents.......................................................74
      8.5   Rights as a Lender..............................................75
      8.6   Responsibility of Agent.........................................75
      8.7   Collections and Disbursements...................................76
      8.8   Indemnification.................................................77
      8.9   Expenses........................................................77
      8.10  No Reliance.....................................................78
      8.11  Reporting.......................................................78
      8.12  Removal of Agent................................................78
      8.13  Action on Instructions of Lenders...............................79
      8.14  Several Obligations.............................................79
      8.15  Consent of Lenders..............................................79
      8.16  Participation and Assignments...................................80

SECTION 9.  MISCELLANEOUS...................................................82
      9.1   GOVERNING LAW...................................................82
      9.2   Integrated Agreement............................................82
      9.3   Waiver..........................................................82
      9.4   Indemnity.......................................................82
      9.5   Time............................................................83
      9.6   Expenses of Agent and Lenders...................................83
      9.7   Brokerage.......................................................84
      9.8   Notices.........................................................85
      9.9   Headings........................................................86
      9.10  Survival........................................................86
      9.11  Successors and Assigns..........................................86
      9.12  Duplicate Originals.............................................86
      9.13  Modification....................................................87
      9.14  Signatories.....................................................87
      9.15  Third Parties...................................................87
      9.16  ................................................................87
      Discharge of Taxes, Borrowers' Obligations, Etc.......................87
      9.17  Withholding and Other Tax Liabilities...........................87
      9.18  Confidential Information........................................88
      9.19  Consent to Jurisdiction.........................................88
      9.20  Arbitration; Preservation and Limitation of Remedies............89
      9.21  Waiver of Jury Trial............................................90

                                     - iii -
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                                  EXHIBIT LIST

Exhibit _       --      Form of Borrowing Advance Request
Exhibit _       --      Bridge Note Documents
Exhibit _       --      Form of Quarterly Compliance Certificate
Exhibit _       --      Form of Assignment and Acceptance


                                    SCHEDULES

Schedule A           --   Schedules of Lenders
Schedule 4.1         --   Borrowers' States of Qualifications
Schedule 4.2         --   Places of Business
Schedule 4.3         --   Judgments, Proceedings, Litigation and
                          Orders
Schedule 4.4         --   Existing Liens and Claims
Schedule 4.7         --   Borrowers' Federal Tax Identification
                          Numbers
Schedule 4.9         --   Subsidiaries and Affiliates
Schedule 4.10(a)     --   Existing Guaranties, Investments and
                          Borrowings, Leases and Employment Agreements
Schedule 4.11        --   Employee Benefit Plans
Schedule 4.12        --   Labor Disputes
Schedule 4.13(a)     --   Schedule of Names
Schedule 4.13(b)     --   Trademarks, Patents and Copyrights
Schedule 4.13(c)     --   Licenses
Schedule 4.14        --   Other Associations
Schedule 4.15        --   Environmental Matters
Schedule 4.17        --   Capital Stock
Schedule 6.7         --   Existing Indebtedness

                                CREDIT AGREEMENT

      This Amended, Restated and Confirmatory Credit Agreement ("Agreement") is dated this 15th day of September, 1998, by and among Phoenix Color Corp., ("Phoenix"), a Delaware corporation, PCC Express, Inc. ("PCC"), a Delaware corporation, and Phoenix (MD.) Realty, LLC ("Realty"), a Maryland limited liability company (collectively, "Borrowers" and singly, a "Borrower"), the lending institutions listed from time to time on Schedule A attached hereto and incorporated herein that are parties to this Agreement (collectively, "Lenders" and singly, a "Lender"), First Union National Bank, a national banking association, as issuer of letters of credit hereunder (in such capacity, "Issuer") and First Union National Bank, as administrative agent for Issuer and Lenders hereunder, (in such capacity, "Agent").

                                   BACKGROUND

      A. On February 1, 1996, Phoenix and Alpha Systems, Inc. ("Alpha") as borrowers, entered into a Loan and Security Agreement with First Union National Bank (as successor to CoreStates Bank, N.A.), in its capacity thereunder as lender, issuer and agent and with Fleet Bank of Massachusetts, N.A., as lender and co-agent.

      B. The Loan and Security Agreement was subsequently amended by a First Amendment to Loan and Security Agreement dated as of September 30, 1997, a Second Amendment to Loan and Security Agreement dated December 4, 1997, an undated Third Amendment to Loan and Security Agreement, a Fourth Amendment to Loan and Security Agreement dated March 10, 1998, and a Fifth Amendment and Joinder to Loan and Security Agreement ("Fifth Amendment") dated on or about August 31, 1998 (the Loan and Security Agreement, as so amended, is referred to herein as the "Existing Loan Agreement").

      C. The Existing Loan Agreement provides for the following credit accommodations to Borrowers:

            (i) a secured revolving credit facility in the maximum amount of $18,000,000 outstanding at any time and from time to time (the "Existing Revolving Credit");

            (ii) a term loan in the principal amount of $16,000,000 ("Term Loan A"); and

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            (iii) a term loan in the principal amount of $6,000,000 ("Term Loan
B").

      D. Contemporaneously with the execution of this Agreement, Phoenix will enter into a Bridge Securities Purchase Agreement ("Purchase Agreements") which will provide for the issuance by Phoenix of up to $40,000,000 in Bridge Notes (as defined herein) to First Union Investors, Inc. ("Purchaser").

      E. At or prior to the execution hereof, Term Loan A and Term Loan B were paid in full from the proceeds of the Bridge Notes.

      F. By Agreement and Plan of Merger dated December 31, 1997, Alpha, a wholly-owned subsidiary of Phoenix was merged into Phoenix, as the sole remaining borrower under the Existing Loan Agreement.

      G. Under the Fifth Amendment, PCC and Realty, as wholly-owned subsidiaries of Phoenix, joined into the Existing Loan Agreement as borrowers, as if they were existing signatories thereto.

      H. On or prior to the date hereof, Fleet National Bank, as successor by merger to Fleet Bank of Massachusetts, N.A., in its capacity as lender and co-agent, assigned all of its right, title, interest and estate under the Existing Loan Agreement to First Union National Bank.

      I. The indebtedness under the Existing Loan Agreement is secured by, among other things, the security interests granted under the Existing Loan Agreement, a Deed of Trust, Assignment of Rents and Security Agreement dated February 1, 1996 between Phoenix and trustees named therein for the benefit of First Union National Bank, a Deed of Trust, Assignment of Rents and Security Agreement dated August 28, 1998, between Realty and trustees named therein for the benefit of First Union National Bank and certain Stock Pledge Agreements for the benefit of First Union National Bank.

      J. The parties hereto wish to enter into this Agreement for the purpose of:

            (i) Confirming and preserving the liens and security interests granted and created under the Existing Loan Agreement, the deeds of trust and stock pledges, and the loans and lines of credit secured hereby and thereby in order to preserve the priorities of those liens and security interests with respect to third party creditors;

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            (ii) Amending the terms of the Existing Loan Agreement in order to reflect extended maturity dates and other terms and conditions governing the Revolving Credit (as defined herein).

            (iii) Restating the terms of the Existing Loan Agreement, as hereby modified, amended and supplemented, into two instruments, one being this Credit Agreement and the second being a separate Security Agreement;

            (iv) Retaining First Union National Bank, as assignee of Fleet National Bank, as lender, issuer and sole administrative agent under this Agreement; and

            (v) increasing the maximum credit under the secured revolving credit facility from $18,000,000 to $20,000,000.

      K. The parties hereto confirm the legal operation and effect of the Existing Loan Agreement, the deeds of trust and stock pledges, and the respective grants, conveyances and assignments made therein by Borrowers, such that the deeds of trust, stock pledges, and the Existing Loan Agreement, as so confirmed, modified, amended, supplemented, and restated hereby, shall constitute one integrated agreement, and that the terms of the Existing Loan Agreement as so confirmed, modified, amended, supplemented, and restated by this Agreement and the Security Documents, shall be binding upon and inure to the benefit of the respective parties hereto and (with respect to the liens and security interests so confirmed, modified, amended, supplemented and restated) to Purchaser, their successors and assigns and all Lenders, as may from time to time be identified in this Agreement, such that neither this Agreement nor anything contained herein shall be construed as a substitution or novation of borrowers' indebtedness to lenders, issuer and agent under, or of the terms of, the Existing Loan Agreement, which shall remain in full force and effect, as confirmed, modified, amended, supplemented, and restated herein and in the Security Documents.

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  SECTION 1.  DEFINITIONS AND INTERPRETATION

      1.1 Terms Defined: As used in this Agreement, the following terms have the following respective meanings:

            Account - All of the "accounts" (as that term is defined in Section 9106 of the UCC) of Borrowers, whether now existing or hereafter arising.

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            Account Debtor - Any Person obligated on any Account owing to
Borrowers.

            Adjusted LIBOR Rate - For any LIBOR Interest Period, as applied to a LIBOR Rate Loan, the rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) determined pursuant to the following formula:

                        Adjusted Libor Rate = Libor Rate
                                              ----------
                                     (1 - Reserve Percentage)

For purposes hereof, "Libor Rate" shall mean the rates of interest per annum for
U. S. Dollar deposits for a LIBOR Interest Period as reported on Telerate page 3750 as of eleven o'clock (11:00) a.m. London time on the second London Business Day before the relevant LIBOR Interest Period begins (or if not so reported, then as determined by Agent from another recognized source or interbank quotation). The LIBOR Rate shall be rounded to the next higher 1/100 of 1%, or if Borrowers have hedged the LIBOR Rate Loan with an Interest Hedging Instrument, the LIBOR Rate shall be rounded five decimal places as set forth in the 1991 ISDA Definitions published by the International Swaps and Derivatives Association, Inc.

            Administration Fee - Section 2.6(b).

            Advance(s) - Any monies advanced or credit extended to Borrowers by any Lender under the Revolving Credit, including, without limitation, cash advances and the issuance of Letters of Credit.

            Affiliate - As to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power directly or indirectly, either to (i) vote 5% or more of the securities having voting power for the election of directors (or, if applicable, managers) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            Applicable Margin - A marginal rate of interest which is added to the Adjusted LIBOR Rate or Base Rate, as the case may be, to determine the effective rate of interest on LIBOR Rate Loans or Base Rate Loans, as the case may be. Until the Quarterly Compliance Certificate for the period ended September 30, 1998, is delivered to Agent and Lenders, the Applicable Margin (i) for LIBOR Rate Loans shall be 2.50% and (ii) for Base Rate Loans shall be

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1.25%. Thereafter, the Applicable Margin for LIBOR Rate Loans and Base Rate
Loans, as the case may be, shall be the percentage amount set forth below under the caption Applicable Margin opposite the relevant Total Leverage Ratio:

      Total Leverage Ratio       Applicable Margin
      --------------------       -----------------

                           Base Rate Loans   LIBOR Rate Loans
                           ---------------   ----------------

      >5.0 to 1.0              1.75%             3.00%

     < =5.0 to 1.0 but         1.50%             2.75%
      >4.5 to 1.0

     < =4.5 to 1.0 but         1.25%             2.50%
      >3.75 to 1.0

     < =3.75 to 1.0 but        1.00%             2.25%
      >3.25 to 1.0

     < =3.25 to 1.0 but         .75%             2.00%
      >2.50 to 1.0

     < =2.50 to 1.0 but         .50%             1.75%
      >2.00 to 1.0

     < =2.00 to 1.0             .25%             1.50%


The Applicable Margin shall be adjusted five Business Days after receipt of the Quarterly Compliance Certificate. At any time that such Quarterly Compliance Certificate is required to be delivered under the terms of this Agreement and is not so delivered, then the Applicable Margin shall be the highest rate specified for the subject Type of Loan until the Quarterly Compliance Certificate is so delivered.

            Asset Sale - The sale, transfer, lease, license or other disposition, outside of the ordinary course of business, by any Borrower or by any Subsidiary of a Borrower to any Person other than a Borrower of any Property now owned or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions.

            Authorized Officer - Any officer of any Borrower authorized by specific resolution of such Borrower to request Advances as set forth in the incumbency certificate referred to in Section 3.1(d) of this Agreement.

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            Bank Affiliate - Any bank that is controlled by a Lender. A bank shall be deemed controlled by a Lender if (i) the Lender, directly or indirectly, or acting through one or more other Persons owns, controls or has power to vote twenty five percent (25%) or more of any class of voting securities of the bank; or (ii) the Lender controls in any manner the election of a majority of the directors or trustees of the bank.

            Bank Tax - Any (i) income or franchise taxes imposed on any Lender by any Governmental Authority of any jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between such Lender and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby, and (ii) income or franchise taxes imposed by any jurisdiction in which any Lender's lending offices which make or book Loans are located or any political subdivision or taxing authority thereof of therein.

            Base Rate - The higher of (i) Agent's Prime Rate or (ii) the Fed Funds Rate plus 0.50%.

            Base Rate Loans - Loans under the Revolving Credit subject to interest calculated under the terms hereof based on the Base Rate plus the Applicable Margin.

            Borrowing Base - The sum of sixty percent (60%) of Eligible Inventory not to exceed, in any event, Three Million Dollars ($3,000,000.00) plus eighty-five percent (85%) of Eligible Accounts.

            Bridge Note Documents - Collectively, the Purchase Agreement, the Bridge Notes and all instruments, documents and agreements executed and/or delivered in connection therewith, all as may be amended, modified, restated or supplemented from time to time.

            Bridge Note Obligations - Collectively, all debts, liabilities and obligations of Phoenix and its Subsidiaries under the Bridge Note Documents.

            Bridge Notes - Collectively, Phoenix's secured notes issued under and pursuant to the terms of the Bridge Note Documents, as the same may be amended, modified, restated or supplemented from time to time.

            Burkholder Facility - Realty's real estate and improvements located at Hagerstown, Washington County, Maryland, as more fully described in the Master Mortgage covering the Burkholder
Facility.

            Business Day - A day other than Saturday or Sunday when Agent is open for business in Philadelphia, Pennsylvania.

            Capitalized Lease Obligations - Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

            Capital Stock - Any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

            Cash Collateral Account - Section 2.3(b).

            Change of Control - (i) with respect to any Borrower, the result caused by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficiary ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-three and one-third percent (33 1/3%) of the total voting power of the Capital Stock of such Borrower entitled to vote; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted such Borrower's board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of such Borrower was approved by a vote of sixty-six and two-thirds percent (66 2/3%) of the directors of such Borrower at the time of such approval who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office.

            Closing - Section 3.

            Closing Date - Section 3.6.

            Code - Internal Revenue Code of 1986, and any regulations thereunder, all as may be amended from time to time.

            Collateral - The Cash Collateral Account and all of Borrowers' Property and interests in Property now owned or hereafter acquired, created or arising upon which a Lien is created or purported to be created by the Security Documents.

            Collateral Agency Agreement - The Collateral Agency Agreement dated on or prior to the Closing Date among Collateral Agent, Agent and Purchaser, as the same may be amended, modified, restated or supplemented from time to time.

            Collateral Agent - First Union National Bank, as collateral agent under the Security Documents and Collateral Agency Agreement.

            Connecticut Facility - Phoenix's real estate and improvements located at Wallingford, New Haven County, Connecticut, as more fully described in the Master Mortgage covering the Connecticut Facility.

            Consolidated Amortization Expense - For any period, the aggregate consolidated amount of amortization expenses of Borrowers, as determined in accordance with GAAP.

            Consolidated Capital Expenditures - For any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations incurred during that period) made by Borrowers and their Subsidiaries during such period in respect of the purchase, construction or other acquisition of fixed or capital assets determined in accordance with GAAP. For the purposes hereof, any deposits made by any Borrower or its Subsidiaries for the purpose of acquiring fixed or capital assets shall be deemed Consolidated Capital Expenditures.

            Consolidated Depreciation Expense - For any period, the aggregate, consolidated amount of depreciation expenses of Borrowers, as determined in accordance with GAAP.

            Consolidated EBIT - For any period, Borrowers' Consolidated Net Income (or deficit) plus (a) Consolidated Interest Expense plus (b) Consolidated Tax Expense plus (c) extraordinary non-cash losses and minus (d) extraordinary gains, all as determined in accordance with GAAP.

            Consolidated EBITDA - For any period, Borrowers' Consolidated Net Income (or deficit) plus, without duplication,(a) Consolidated Interest Expense,
(b) Consolidated Tax Expense, (c) Consolidated Depreciation Expense, (d) Consolidated Amortization

Expense minus (e) extraordinary gains and plus (f) extraordinary non-cash losses, all as determined in accordance with GAAP.

            Consolidated Funded Debt - At any date, without duplication, the consolidated aggregate principal amount of Borrowers' Indebtedness (except for the item described in clause (vi) of the definition of Indebtedness) all as determined in accordance with GAAP.

            Consolidated Interest Expense - For any period, the aggregate, consolidated amount of interest expense required to be paid or accrued during such period on all Indebtedness of Borrowers outstanding during all or any part of such period, as determined in accordance with GAAP.

            Consolidated Net Income - The consolidated net income after taxes of Borrowers as such would appear on Borrowers' consolidated statement of income, prepared in accordance with GAAP.

            Consolidated Rental Payments - For any period, the aggregate, consolidated amount of all rents paid or to be incurred under all operating leases of Borrowers as lessees.

            Consolidated Tax Expense - For any period, the aggregate, consolidated amount of income tax expense of Borrowers, as determined in accordance with GAAP.

            Default - Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

            Default Rate - With respect to any amounts payable hereunder or under the Loan Documents, a rate equal to the sum of (i) 2% per annum plus (ii) the interest rate otherwise in effect with respect to such amounts or, if no such rate is otherwise in effect with respect to such amounts, a rate equal to the sum of (a) the Base Rate plus (b) the highest Applicable Margin thereon plus
(c) 2%.

            Disputes - Section 9.21.

            Distribution -

                  (1) Dividends or other distributions on any now or hereafter outstanding Capital Stock of any Borrower;

                  (2) The redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and

                  (3) Any loans or advances (other than salaries, and to the extent permitted hereunder, bonuses), to any shareholder(s) of any Borrower.

            Eligible Accounts - All Accounts of any Borrower meeting all of the following specifications: (i) the Account is lawfully and exclusively owned by such Borrower and subject to no Lien (other than Permitted Liens, if applicable, and Liens granted under the Security Documents) and such Borrower has the right of assignment thereof and the power to grant a security interest therein; (ii) the Account is valid and enforceable representing the undisputed indebtedness of an Account Debtor for the purchase of Inventory not more than ninety (90) days past the invoice date and does not represent a rebilling; (iii) not more than 50% of the aggregate balance of all Accounts owing from an Account Debtor obligated on the Account are outstanding more than 90 days past their invoice date; (iv) the Account is not subject to any defense, set-off, or counterclaim, deduction, discount, credit, chargeback, freight claim, allowance or adjustment of any kind; (v) the Account is net of any portion thereof attributable to the sale of goods that have been returned, rejected, lost or damaged; (vi) if the Account arises from the sale of goods by a Borrower, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreement, and such goods have been shipped to the Account Debtor or its designee; (vii) if the Account arises from the performance of services, such services have actually been performed; (viii) the Account arose in the ordinary course of such Borrower's business; (ix) no notice of the bankruptcy, receivership, reorganization, liquidation, dissolution, or insolvency of the Account Debtor has been received by Agent, any Lender or any Borrower; (x) the Account Debtor is not a Subsidiary or Affiliate of any Borrower; (xi) the Account is not an Account of an Account Debtor having its principal place of business or executive office outside the United States, unless the payment of such Account is guaranteed by an irrevocable letter of credit satisfactory to Agent; (xii) the Account does not represent a sale to the government of the United States or any subdivision or agency thereof unless Borrowers have complied, for the benefit of Agent, with the Federal Assignment of Claims Act; (xiii) the Account is not an Account on which the Account Debtor is obligated to any Borrower under any instrument; (xiv) the transaction which gave rise to the Account complies in all respects with all applicable laws, rules and regulations of any Governmental Authority; and (xv) the Account meets such other reasonable specifications and requirements which may from time to time be established by Agent. Eligible Accounts shall not include that portion of an Account representing interest charges for past due balances or debit memos.

            Eligible Inventory - Any and all raw material Inventory (including raw paper, raw laminating film and unused printing plates) of any Borrower located at such Borrower's places of business shown on Schedule "4.2" attached hereto and made a part hereof (and for which location Collateral Agent has received a landlord, warehouse or mortgagee waiver as determined by, and in form and substance satisfactory to Collateral Agent), which (i) is not subject to any Lien (other than Liens granted under the Security Documents and Permitted Liens, if applicable); (ii) is not slow moving, obsolete or unmerchantable; (iii) meets all standards, if any, imposed by any Governmental Authority; and (iv) meets such other reasonable specifications and requirements which may from time to time be established by Agent. Eligible Inventory does not include work-in-process, used printing plates, finished goods, packaging materials, supplies and other similar items or any unused printing plates in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

            Environmental Laws - Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

            ERISA - The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

            Event of Default - Section 7.1.

            Exchange Act - The Securities Exchange Act of 1934, as amended.

            Exchange Documents - Collectively, the Exchange Indenture, Exchange Notes and all instruments, documents and agreements, executed and/or delivered in connection therewith as the same may be amended, modified, restated or supplemented from time to time.

            Exchange Indenture - That certain Exchange Indenture pursuant to which the Exchange Notes are issued by Phoenix in substantially the form of Exhibit E to the Purchase Agreement.

            Exchange Notes - Collectively, those certain secured exchange notes to be issued under and pursuant to Section 2.8 of the Purchase Agreement, as the same may be amended, modified, restated or supplemented from time to time.

            Exchange Obligations - Collectively, all debts, liabilities and obligations of Phoenix and its Subsidiaries under the Exchange Documents.

            Expenses - Section 9.6.

            Facility Limit -  The sum of Twenty Million Dollars
($20,000,000).

            Fed Funds Rate - On any day means the rate per annum determined by Agent (which determination shall be conclusive) to be the rate per annum announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day or, if such Federal Reserve Bank does not announce such rate on any day, the rate for the last day on which such rate was announced.

            GAAP - Generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited financial statements of Borrowers furnished to Agent under Section 6.9 herein.

            Government Acts - Section 2.2(g).

            Government Authority - Any government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration (to the extent having jurisdiction over on the Borrowers or any of their Subsidiaries, in each case whether foreign or domestic).

            Guaranty - With respect to any Person (a "Guarantor"), any contractual or other obligation, contingent or otherwise, of such Person to pay any Indebtedness or other obligation of any other Person or to otherwise protect the holder of any such Indebtedness or other obligation against loss (whether such obligation arises by agreement to pay, to keep well, to purchase assets, goods, securities or services or otherwise) provided, however, that the term "Guaranty" shall not include an endorsement for collection or deposit in the ordinary course of business.

            Hagerstown Facility - Phoenix's real estate and improvements located at Hagerstown, Washington County, Maryland as more fully described in the Master Mortgage covering the Hagerstown Facility.

            Hazardous Substance - Section 4.15.

            Indebtedness - Of any Person at any date, without duplication, (i) all obligations of such Person for borrowed money (including, with respect to Borrowers, the Loan Obligations, Bridge Note Obligations and Subordinated Note Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument,
(iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder which have not been reimbursed and all obligations of such Person with respect to acceptances or similar obligations issued for the account of such Person, (v) all Guarantees of such Person, and (vi) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

            Interest Coverage Ratio - The ratio of (i) Consolidated EBITDA to
(ii) Consolidated Interest Expense.

            Interest Hedging Instrument - Any documentation evidencing any interest rate swap, interest "cap" or "collar" or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. ss. 101) between any Borrower and any Lender (or any Affiliate of any Lender).

            Inventory - All of the "inventory" (as that term is defined in Section 9109 of the UCC) of Borrowers whether now existing or hereafter acquired or created.

            IRS -Internal Revenue Service.

            Lender - Any of the financial institutions listed on Schedule A attached hereto and made a part hereof, as such Schedule A may be changed from time to time.

            Letters of Credit - (i) Standby letters of credit, and (ii) commercial letter or letters of credit, in each case issued to or to be issued by Issuer for the account of Borrowers pursuant to Section 2.2 herein.

            L/C Commitment - The sum of One Million Dollars ($1,000,000.00).

            L/C Fees - Section 2.6(c).

            Liabilities - All liabilities of every kind of each Borrower as would be shown on a consolidated financial statement of Borrowers prepared in accordance with GAAP.

            LIBOR Interest Period - With respect to any LIBOR Rate Loan, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, and ending one, three or six months thereafter as selected by the Borrowers pursuant to Section 2.4(c)(ii) below, and (ii) thereafter, each period commencing on the day after the last day of the preceding LIBOR Interest Period and ending one, three or six months thereafter, as selected by Borrowers pursuant to Section 2.4(c)(ii) below, provided, however, if any such LIBOR Interest Period would otherwise end on a day which is not a London Business Day, such LIBOR Interest Period shall be extended to the next succeeding London Business Day unless the result of such extension would be to carry such LIBOR Interest Period into another calendar month in which event such LIBOR Interest Period shall end on the immediately preceding London Business Day and provided, further, if any such LIBOR Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period (as may be the case with a LIBOR Interest Period commencing at the end of a calendar month) the LIBOR Interest Period shall end on the last London Business Day of the relevant calendar month.

            LIBOR Rate Loan - That portion of any Loan on which interest accrues at the Adjusted LIBOR Rate plus the Applicable Margin.

            Lien - Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing.

            Loan - The unpaid balance of any Advance under the Revolving Credit.

            Loan Documents - This Agreement, the Revolving Credit Notes, the Security Documents, the Collateral Agency Agreement, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be amended, modified, restated or supplemented from time to time.

            Loan Obligations - All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrowers, or any of them, to Lenders or to Agent, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due, and whether principal, interest, fees, Expenses, indemnification obligations hereunder (specifically including debts, liabilities and obligations arising or occurring after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Borrower whether or not a claim for such post-commencement obligation is allowed), including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit, whether related to cash Advances or Letters of Credit (whether drawn or undrawn), and any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by any Borrower pursuant to any Interest Hedging Instrument; the payment of all amounts advanced by Agent or Lenders to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Agent or Lenders.

            Lockbox - Section 2.3(b).

            London Business Day - Any Business Day on which banks in London, England are open for business.

            Majority Lenders - At any time, Lenders holding Pro Rata Percentages aggregating at least 662/3% at such time; provided that if at any time there are only two Lenders party to this Agreement, then Majority Lenders shall mean both such Lenders.

            Master Mortgages - Collectively, those certain Mortgage and Security Agreements or Deeds of Trust executed by Phoenix or Realty, as the case may be, in favor of Collateral Agent, on or prior to the Closing Date, in form and substance satisfactory to Collateral Agent, and encumbering the (i) Hagerstown Facility, (ii) Connecticut Facility and (iii) Burkholder Facility, as the same may be amended, modified, restated or supplemented from time to time.

            Master Pledge Agreement - Collectively, those certain stock pledge agreements executed by each of the holders of Capital Stock of Phoenix in favor of Collateral Agent, on or prior to the Closing Date, in form and substance satisfactory to Collateral Agent, as the same may be amended, modified, restated or supplemented from time to time.

            Master Security Agreement - The Master Security Agreement executed and delivered by Borrowers in favor of Collateral Agent, on or prior to the Closing Date, in form and substance satisfactory to Collateral Agent, as the same may be amended, modified, restated or supplemented from time to time.

            Material Adverse Effect - (a) With respect to any Borrower, any material adverse effect (both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents) with respect to the business, assets, properties, financial condition, stockholders' equity, contingent liabilities, prospects, material agreements or results of operations of such Borrower, or (b) any fact or circumstance that, singly or in the aggregate with any other fact or circumstance, has a reasonable likelihood of resulting in or leading to (i) a material adverse effect described in clause
(a), (ii) the inability of such Borrower to perform in any material respect its obligations hereunder or under any other Loan Document or the inability of Lenders, Agent or Collateral Agent, to enforce in any material respect the rights purported to be granted hereunder or under any other Loan Document, or
(iii) a material adverse effect on the ability of such Borrower to effect (including hindering or unduly delaying) the transactions contemplated by this Agreement and the other Loan Documents on the terms contemplated hereby and thereby.

            Maximum Revolving Credit Amount - The sum of Twenty Million Dollars ($20,000,000.00) as such amount may be permanently reduced from time to time pursuant to Section 2.1(d) herein.

            Notes - Collectively, the Revolving Credit Notes.

            Offering - The sale or issuance by any Borrower of any of its Capital Stock or any debt instrument in any public or private transaction, or the receipt of capital contributions in the form of cash to any Borrower.

            Overadvance - Section 2.1(a)(i).

            Participants - Section 8.16.

            Participation - Section 8.16.

            PBGC - Pension Benefit Guaranty Corporation; or any successor entity thereto.

            People's Intercreditor Agreement - That certain intercreditor agreement among Collateral Agent, People's Capital, and Borrowers dated on or prior to the Closing Date, in form and substance satisfactory to Collateral Agent.

            Permitted Bonus - For any fiscal year, twenty -seven percent (27%) of the sum of (a) Consolidated Net Income plus (b) Consolidated Tax Expense.

            Permitted Liens - Section 6.3.

            Permitted Holders - Any or all of Louis Lasorsa, Edward Lieberman and Phoenix's stock bonus plan (so long as Louis Lasorsa and Edward Lieberman are the sole trustees of such stock bonus plan).

            Person - An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

            Phoenixcor Intercreditor Agreement- That certain intercreditor agreement among Collateral Agent, Phoenixcor, Inc. and Borrowers dated on or prior to the Closing Date, in form and substance satisfactory to Collateral Agent.

            Prime Rate - That rate publicly designated by Agent at its principal office from time to time as its prime rate of interest, which is not necessarily the lowest or best rate of interest charged by Agent to any other borrowers or other banks.

            Pro Rata Percentage - The percentage set forth opposite each Lender's name on Schedule A.

            Pro Rata Share - The amount set forth opposite each Lender's name on Schedule A.

            Property - Any interest of any Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible including, without limitation, Real Property.

            Purchase Agreement - As defined in the Background to this Agreement.

            Purchaser - As defined in the Background to this Agreement.

            Quarterly Compliance Certificate - Section 5.10.

            Real Property - All right, title and interest of any Borrower or any of its Subsidiaries (including any leasehold estate) in and to any parcel of real property owned or operated by any Borrower or any of its Subsidiaries, (including, without limitation, the Hagerstown Facility, Connecticut Facility and Burkholder Facility), together with, in each case, all improvements, and appurtenant fixtures, equipment, easements and other property and rights incidental to the ownership, lease or operation thereof.

            Regulation D - Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

            Reimbursement Obligations - Section 2.2(d).

            Reserve Percentage - For a Lender (or any Bank Affiliate of such Lender) on any day, that percentage (expressed as a decimal) which is in effect on such day, prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Lender (or any Bank Affiliate of such Lender) is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Lender (or any Bank Affiliate of such Lender is subject), for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for (i) deposits of United States Dollars or (ii) Eurocurrency liabilities as defined in Regulation D, in each case used to fund a LIBOR Based Rate Loan subject to an Adjusted LIBOR Rate. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective day of any change in the Reserve Percentage.

            Revolving Credit - Section 2.1(a).

            Revolving Credit Maturity Date - The three (3) year anniversary of the date of this Agreement.

            Revolving Credit Notes - Section 2.1(b).

            Security Documents - Collectively, the Master Security Agreement, Master Pledge Agreement, Subsidiary Pledge Agreement, Master Mortgages and all other security documents hereafter delivered to Collateral Agent granting a Lien on any assets or Property of any Borrower or any other Person in favor of Collateral Agent to secure the Loan Obligations, the Bridge Note Obligations or the Exchange Obligations or any guarantee of the Loan Obligations, the Bridge Note Obligations or the Exchange Obligations as the same may be amended, modified, restated or supplemented from time to time.

            Subordinated Note Indenture - An indenture which may be entered into between Phoenix and the trustee designated therein relating to the issuance of the Subordinated Notes, as such Indenture may be amended, modified, restated or supplemented from time to time.

            Subordinated Note Obligations - Collectively, all debts, liabilities and obligations of Phoenix and its Subsidiaries incurred in connection with the issuance of the Subordinated Notes or under the terms of the Subordinated Note Indenture and/or any instrument, document or agreement related thereto.

            Subordinated Notes - Subordinated Notes to be issued by Phoenix pursuant to the Subordinated Note Indenture in a principal amount not less than Seventy Five Million Dollars ($75,000,000), that are eligible for resale under Rule 144A of the Securities Act of 1933, as amended, the proceeds of which shall be used to redeem the Bridge Note Obligations and/or Exchange Note Obligations and to repay certain other Indebtedness and which shall be issued on the terms and conditions set forth in that certain commitment letter dated August 11, 1998, among Phoenix, First Union Capital Markets and First Union Investors, Inc., as the same may be amended, modified, restated or supplemented from time to time.

            Subsidiary - With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose Capital Stock normally entitled to vote is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose Capital Stock normally entitled to vote is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

            Subsidiary Pledge Agreement - That certain Subsidiary Pledge Agreement executed and delivered by Phoenix in favor of Collateral Agent dated on or prior to the Closing Date, in form and substance satisfactory to Collateral Agent.

            Tax - Any federal, state, local or foreign tax assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenue, income or profits.

            Total Leverage Ratio - For any period, the ratio of (i) Consolidated Funded Debt to (ii) Consolidated EBITDA.

            Type - With respect to any Loan, each of which shall be deemed to be a different "Type of Loan": Base Rate Loans, LIBOR Rate Loans with a LIBOR Interest Period of one month commencing on a specified date, LIBOR Rate Loans with a LIBOR Interest Period of three months commencing on a specified date or LIBOR Rate Loans with a LIBOR Interest Period of six months commencing on a specified date.

            UCC - The Uniform Commercial Code as adopted in the
Commonwealth of Pennsylvania at 13 Pa.C.S.A. ss.1101 et seq.

            Unfinanced Capital Expenditures - Consolidated Capital Expenditures that are not financed through interest bearing debt from a Person, within sixty
(60) days of the acquisition of the asset.

            Unused Fee - Section 2.6(a).

            Upfront Fee - The up front fee which is referred to in, and has been fully earned by Agent pursuant to, the fee letter dated August 18, 1998, among Phoenix, Agent and First Union Capital Markets, and which Upfront Fee is payable in full at Closing.

            Year 2000 Problem - Section 4.21.

      1.2 Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, consistently applied, to the extent applicable, except as otherwise expressly provided in this Agreement.

      1.3 Construction: No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

                              SECTION 2. THE LOANS

      2.1 Revolving Credit - Description:

      (a) (i) Subject to the terms and conditions of this Agreement, each Lender hereby establishes for the benefit of Borrowers a revolving credit facility (collectively, the "Revolving Credit") which shall include cash Advances extended by Lenders to or for the benefit of Borrowers as well as Letters of Credit issued for the account of Borrowers from time to time hereunder. The aggregate principal amount of unpaid cash Advances, unreimbursed draws on Letters of Credit plus outstanding and undrawn Letter(s) of Credit shall not at any time exceed the lesser of (A) the Maximum Revolving Credit Amount or (B) the Borrowing Base minus such reserves as Agent may from time to time reasonably establish, in such amounts and with respect to such matters as Agent may deem appropriate in its discretion. Subject to such limitation, the outstanding balance of Advances under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrowers, to be increased by future Advances which may be made by Lenders, to or for the benefit of Borrowers, and, subject to the provisions of Section 7 below, shall be due and payable on the Revolving Credit Maturity Date. If the aggregate principal amount of unpaid cash Advances, unreimbursed draws on Letters of Credit plus outstanding and undrawn Letter(s) of Credit at any time exceed the lesser of the Maximum Revolving Credit Amount or the Borrowing Base minus such reserves established by Agent (such excess referred to as "Overadvance"), Borrowers shall immediately repay the Overadvance in full.

                  (ii) Each Lender agrees severally to make cash Advances to Borrowers, as a part of the Revolving Credit, subject to the terms of this Agreement, up to the lesser of such Lender's Pro Rata Percentage of the Revolving Credit or such Lender's Pro Rata Share.

      (b) At Closing, Borrowers shall execute and deliver a promissory note to each Lender for the total principal amount of such Lender's Pro Rata Share. As additional Lenders become parties to this Agreement in accordance with the provisions of Section 8.16 herein, Borrowers shall execute and deliver to each such additional Lender a promissory note in the original principal amount of such Lender's Pro Rata Share, and shall issue to the applicable selling Lender a replacement promissory note (in the form of the promissory note replaced, which replaced notes shall be returned to Borrowers) to reflect the reduced Pro Rata Share of such Lender (collectively the "Revolving Credit Notes"). The Revolving Credit Notes shall evidence each Borrower's unconditional joint and several obligation to repay such Lender for all Advances made under the Revolving Credit, with interest as herein and therein provided. Each Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Notes, which are deemed incorporated herein by reference and made part hereof. The obligations of Borrowers under the Revolving Credit and this Agreement shall at all times be joint and several. All Revolving Credit Notes shall be in form and substance satisfactory to Agent.

      (c) The term of the Revolving Credit shall expire on the Revolving Credit Maturity Date. On such date, unless having been sooner accelerated by Agent pursuant to the terms hereof, all sums owing under the Revolving Credit shall be due and payable in full, and as of and after such date no further Advances shall be available from Lenders.

      (d) Borrowers shall have the right at any time and from time to time, upon ten (10) Business Days prior written notice to Agent to permanently reduce, without premium or penalty (but subject to Section 2.8 of this Agreement), the Maximum Revolving Credit Amount in the minimum amount of Three Million Dollars ($3,000,000.00) and integral multiples of One Million Dollars ($1,000,000.00) in excess thereof. Upon the effectiveness of such notice, each Lender's Pro Rata Share shall be reduced in accordance with each Lender's Pro Rata Percentage of the amount specified in the notice. Agent shall promptly notify Lenders of its receipt of such notice. Any notice to reduce the Maximum Revolving Credit Amount pursuant to this Section 2.1(d) shall be permanent and may not be revoked. In the event of any such reduction, outstanding Advances in an amount in excess of the Maximum Revolving Credit Amount, as so reduced, shall be paid on the effective date together with interest accrued on the amount so paid (subject to Section 2.8 of this Agreement) to the date of reduction.

      2.2 Letters of Credit:

      (a) As a part of the Revolving Credit and subject to its terms and conditions (including, without limitation, the Borrowing Base) Issuer shall, on behalf of and for the benefit of all Lenders, make available to Borrowers Letters of Credit which shall not exceed, in the aggregate at any one time outstanding the L/C Commitment. Notwithstanding the foregoing, all Letters of Credit shall be in form and substance reasonably satisfactory to Issuer. No Letter of Credit shall be issued with an expiry date later than (i) three hundred sixty five (365) days from the date of issuance or (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date. Borrowers shall execute and deliver to Issuer all letter of credit agreements and other documents required by Issuer for such purposes, all such documents to be in form and substance reasonably satisfactory to Issuer.

      (b) Immediately upon the issuance of any Letter of Credit, Issuer is deemed to have granted to each other Lender, and each other Lender is hereby deemed to have acquired, an undivided participating interest (without recourse or warranty), in accordance with each such other Lender's respective Pro Rata Percentage, in all of Issuer's rights and liabilities with respect to such Letter of Credit. Each Lender shall be directly and unconditionally obligated to Issuer, according to its Pro Rata Percentage, to reimburse Issuer for any draws not reimbursed by Borrowers in accordance with the terms hereof, made at any time without regard to the occurrence of a Default or Event of Default (including, without limitation, any draw made following the commencement of any bankruptcy, reorganization, receivership, liquidation or dissolution proceeding with respect to any Borrower) under any Letter of Credit outstanding under the Revolving Credit.

      (c) Each Letter of Credit issued from time to time under the Revolving Credit which remains undrawn (and the amounts of draws on Letters of Credit prior to payment as hereinafter set forth) shall reduce, dollar for dollar, the amount available to be borrowed by Borrowers under the Revolving Credit.

      (d) In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall promptly notify Borrowers and Borrowers shall immediately reimburse Issuer on the day when such drawing is honored, by either a cash payment by Borrowers, or, so long as no Event of Default has occurred and is continuing, in the absence of such payment by Borrowers, and at Agent's option, by Lenders automatically making, or having been deemed to have made, (without further request or approval of Borrowers) a cash Advance under the Revolving Credit on such date to reimburse Issuer. All cash Advances which constitute a reimbursement for a draw under a Letter of Credit shall be shared by Lenders in accordance with their Pro Rata Percentages and shall be subject to the provisions of this Agreement including, without limitation, Section 2.3(c). If, for any reason, proceeds of cash Advances are not received by Issuer from any Lender on the date a drawing under a Letter of Credit is honored in an amount equal to the amount of such drawing, Borrowers shall reimburse Issuer, in same day funds, on the Business Day immediately following the date of such drawing, in an amount equal to the excess of the amount of such drawing over the amount of such proceeds, if any, that are so received, plus accrued interest on such amount at the then applicable interest rate for Base Rate Loans. Borrowers' reimbursement obligation for draws under Letters of Credit along with the obligation to pay L/C Fees shall herein be referred to collectively as Borrowers' "Reimbursement Obligations". All of Borrowers' Reimbursement Obligations hereunder with respect to Letters of Credit shall apply unconditionally and absolutely to, and shall be joint and several with respect to, Letters of Credit issued hereunder on behalf of Borrowers.

      (e) (i) In the event that Borrowers shall fail to reimburse Issuer as provided in Section 2.2(d) in an amount equal to the amount of the drawing honored by Issuer under a Letter of Credit, Issuer shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's participation therein based on such Lender's Pro Rata Percentage. Each Lender shall make available to Issuer an amount equal to its respective participation in same day funds, at the office of Issuer specified in such notice, not later than 1:00 p.m. (Eastern time) on the Business Day after the date notified by Issuer. In the event that any Lender fails to make available to such Issuer the amount of such Lender's participation based on such Lender's Pro Rata Percentage in such Letter of Credit, as provided in this Section 2.2(e), Issuer shall be entitled to recover such amount on demand from such Lender together with interest at the Fed Funds Rate for three (3) Business Days and thereafter at the then applicable interest rate for Base Rate Loans. Issuer shall distribute to each other Lender which has paid all amounts payable by it under this Section 2.2(e) with respect to any Letter of Credit, such other Lender's share, based on such Lender's Pro Rata Percentage, of all payments received by Issuer from Borrowers in reimbursement of drawings honored by Issuer under such Letter of Credit, when such payments are received. Nothing in this Section 2.2(e) shall be deemed to relieve any Lender from its obligation to pay all amounts payable by it under this Section 2.2(e) with respect to any Letter of Credit issued by Issuer or to prejudice any rights that Issuer may have against a Lender as a result of any default by such Lender hereunder and no Lender shall be responsible for the failure of any other Lender to pay its respective participation, based on its Pro Rata Percentage, payable under this Section 2.2(e).

                  (ii) In connection with the failure of any Lender to make available to Issuer the amount of such Lender's participation in any Letter of Credit, such Lender hereby agrees to protect, indemnify, pay and save Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including, without limitation, reasonable attorneys' fees, allocated costs of internal counsel and the costs (including judgments) in connection with any related litigation) which Issuer may incur or be subject to as a consequence, direct or indirect, of the failure of such Lender to make available its participation in such Letter of Credit. Notwithstanding anything to the contrary contained in this Section 2.2(e), no Lender failing to provide its participation in any Letter of Credit shall have any obligation to indemnify Issuer in respect of any liability incurred by Issuer arising solely out of the gross negligence or willful misconduct of Issuer.

            (f) The obligation of Borrowers to reimburse Issuer for drawings made (or Lenders for cash Advances made to cover drawings made) under the Letters of Credit and the obligations of Lenders to Issuer under Section 2.2(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

                  (i) any lack of validity or enforceability of any Letter of Credit;

                  (ii) the existence of any claim, setoff, defense or other right that Borrowers or any other Person may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or transferee may be acting), Issuer, Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

                  (iii)any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit unless Issuer shall have acted with willful misconduct or gross negligence in issuing such payment;

                  (v) any other circumstance or happening whatsoever that is similar to any of the foregoing; or

                  (vi) the fact that a Default or Event of Default shall have occurred and be continuing.

            (g) If by reason of (i) any change after the Closing Date in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (ii) compliance by Issuer or any Lender with any direction, reasonable request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

                  (A) Issuer or any Lender shall be subject to any tax or other levy or charge of any nature or to any variation thereof (except for changes in the rate of any tax on the net income of Issuer or any Lender or its applicable lending office) or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.2, whether directly or by such being imposed on or suffered by Issuer or any Lender;

                  (B) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by the Issuer or participation therein purchased by any Lender; or

                  (C) there shall be imposed on Issuer or any Lender any other condition regarding this Section 2.2, any Letter of Credit or any participation therein;

and the result of the foregoing is to directly or indirectly increase the cost to Issuer or any Lender of issuing, creating, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by Issuer or any Lender, then and in any such case Issuer or such Lender shall, after the additional cost is incurred or the amount received is reduced, notify Borrowers and Borrowers shall pay on demand such amounts as may be necessary to compensate Issuer or such Lender for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate per annum equal at all times to the applicable interest rate for Base Rate Loans. A certificate signed by an officer of Issuer or such Lender as to the amount of such increased cost or reduced receipt showing in reasonable detail the basis for the calculation thereof, submitted to Borrowers and the Agent by Issuer or any Lender, as the case may be, shall, except for manifest error, and absent written notice from Borrowers to Agent within ten (10) days from submission, be final, conclusive and binding for all purposes.

            (h) (i) In addition to amounts payable as elsewhere provided in this
Section 2.2, without duplication, Borrowers hereby agree to protect, indemnify, pay and save Issuer, Agent and Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which Issuer may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of the Letters of Credit or
(B) the failure of Issuer to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called "Government Acts") in each case except for claims, demands, liabilities, damages, losses, costs, charges and expenses arising solely from acts or conduct of Issuer, Agent or Lenders constituting gross negligence or willful misconduct.

            (ii) As between Borrowers and Issuer, Agent and Lenders, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuer by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher, unless any of the foregoing are caused by Issuer's gross negligence or willful misconduct; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof, unless caused by Issuer's gross negligence or willful misconduct; (G) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) for any consequences arising from causes beyond the control of Issuer, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of Issuer's rights or powers hereunder.

            (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Issuer in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not create any liability on the part of Issuer to Borrowers.

            (iv) The term "Lender" shall, unless the context otherwise indicates, include the Issuer in its individual capacity as a Lender.

      2.3   Advances, Conversions, Renewals and Payments:

            (a) Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Revolving Credit, the Expenses, the Administration Fee, the Unused Fee, the L/C Fees, and all other charges and any other Loan Obligations of Borrowers hereunder, shall be made to Agent at its main Philadelphia banking office, Broad and Chestnut Streets, Philadelphia, Pennsylvania, in United States dollars, in immediately available funds. Agent and each Lender, on behalf of all Lenders, shall have the unconditional right and discretion to charge any Borrower's operating account with any such respective institution for all of Borrowers' Loan Obligations as they become due from time to time under this Agreement including without limitation, interest, principal, fees and reimbursement of Expenses. Alternatively, Agent may in its discretion (and Borrowers hereby authorize Agent to) direct Lenders to make a cash Advance under the Revolving Credit (subject to the terms and provisions of this Agreement) in a sum sufficient to pay all interest accrued and payable on the Loan Obligations during the immediately preceding month and to pay all costs, fees and Expenses owing hereunder.

            (b) Borrowers shall maintain a lockbox account(s) ("Lockbox") with Agent (on terms and conditions satisfactory to Agent) and a depository account(s) ("Cash Collateral Account") with Agent subject to the provisions of this subparagraph. Borrowers have agreed with Agent that all collections of Accounts will be paid directly from Account Debtors into the Lockbox. Borrowers shall then cause (and Agent is also hereby irrevocably authorized to cause) the transfer of such collections from the Lockbox to the Cash Collateral Account. Deposits into the Cash Collateral Account shall be applied by Agent daily, subject to Agent's standard clearing procedures and clearing periods for deposited funds, to reduce the outstanding indebtedness under the Revolving Credit of this Agreement. All collections of Accounts and proceeds of other Collateral to the extent received by any Borrower shall be held in trust for the benefit of Lenders and remitted, in specie, to Agent for deposit in the Cash Collateral Account immediately upon receipt by any Borrower. Borrowers shall have no right of access to or withdrawal from the Lockbox or the Cash Collateral Account; provided that if there are no outstanding Advances and no Event of Default has occurred and is continuing, then all collections of Accounts shall be, subject to Agent's standard clearing procedures and clearing periods for deposited funds, transferred to Phoenix's operating accounts with Agent.

            (c) (i) Advances which may be made by Lenders from time to time under the Revolving Credit shall be made available by crediting such proceeds to Phoenix's operating account with Agent.

                  (ii) All Advances, other than Letters of Credit, requested by Borrowers under the Revolving Credit must be in the minimum amount of (A) One Hundred Thousand Dollars ($100,000.00) and integral multiples of Fifty Thousand Dollars ($50,000.00) in excess thereof for Base Rate Loans and (B) One Million Dollars ($1,000,000.00) and integral multiples of One Hundred Thousand Dollars ($100,000.00) in excess thereof for LIBOR Rate Loans and must be requested:

                        (1) by 11:00 A.M., Eastern time, on the date such Advance is to be made if a Base Rate Loan, and

                        (2) by 11:00 A.M. Eastern time at least three (3) Business Days in advance of the date such Advance is to be made if a LIBOR Rate Loan.

                  (iii) All requests for an Advance are irrevocable and shall either be in writing via a borrowing base certificate ("Borrowing Certificate") in the form of Exhibit "A" attached hereto and made a part hereof or pursuant to a written request satisfactory to Agent, and which request is to be executed by an Authorized Officer of Phoenix and shall specify (A) the amount of the Advance, (B) the requested date (which shall be a Business Day) for the making of such Advance. If such Advance is to be a LIBOR Rate Loan, Borrowers shall also provide the information required under Section 2.4(c)(ii). Such request may be sent by telecopy or facsimile transmission provided that Agent shall have the right to require that receipt of such request not be effective unless confirmed via telephone with Agent.

                 (iv) A. Upon receiving a request for an Advance in accordance with subparagraph (ii) above, by twelve o'clock (12:00) noon, Eastern time or as soon as is reasonably practicable thereafter, Agent shall notify all Lenders of the request. Each Lender shall advance its applicable Pro Rata Percentage of the requested Advance to Agent by remitting federal funds, immediately available, to Agent pursuant to Agent's instructions prior to two o'clock (2:00) p.m. Eastern time on the date of the Advance. Subject to the satisfaction of the terms and conditions hereof, and receipt by Agent of all required funds from the other Lenders, Agent shall make the requested Advance available to Borrowers by crediting such amount to Phoenix's operating account with Agent as soon as is reasonably practicable thereafter on the day the requested Advance is to be made. In lieu of the foregoing, Agent may, in its discretion (and without any obligation to do so or continue to do so), fund the Pro Rata Share of an Advance (including any cash Advance to reimburse Issuer for unreimbursed draws under a Letter of Credit) on behalf of any one or more Lenders (unconditionally and absolutely obliging such affected Lender to reimburse Agent in full without deduction or setoff for its portion of such Advance) with a settlement of the Pro Rata Shares of Lenders on the following Business Day or under such other settlement procedures as Agent establishes from time to time.

                        B. Neither Agent nor any other Lender shall be obligated, for any reason whatsoever, to advance the share of any other Lender. If such corresponding amount is not made available to Agent by such Lender on the date the Advance is made and Agent elects (at its discretion, without any obligation to do so) to make such Lender's share of the Advance (including any cash Advance to reimburse Issuer for unreimbursed draws under a Letter of Credit), Agent shall be entitled to recover such amount on demand from such Lender, or from Borrowers, together with interest at a per annum rate equal to the Fed Funds Rate in respect of each day during the period commencing on the date such amount was made available to Borrowers (or on that date Agent required such funds to be advanced pursuant to the settlement procedures established by Agent) and ending on (but excluding) the date Agent recovers such amount. To the extent not reimbursed by such Lender, Borrowers shall immediately repay on demand such amount. Agent shall also be entitled to recover any and all losses and damages (including without limitation, attorneys' fees) from any Lender failing to so advance upon demand of Agent. Agent may set off the obligations of a Lender under this paragraph against any distributions or payments of the Obligations which Agent would otherwise make available to such Lender. To the extent any Lender fails to provide or delays providing its respective Pro Rata Percentage of any requested Advance, such Lender's Pro Rata Percentage of all payments of the Obligations (but not its Pro Rata Share of Advances required to be funded by such Lender) shall decrease to reflect the actual percentage which its actual outstanding Advances bears to the total outstanding Advances of all Lenders.

      2.4   Revolving Credit Interest:

            (a) The unpaid principal balance of cash Advances under the Revolving Credit shall bear interest, subject to the terms of this Agreement, at the per annum rate equal to either (i) the Base Rate or (ii) the Adjusted LIBOR Rate for a specified LIBOR Interest

Period plus, in the case of both (i) and (ii), the Applicable Margin.

            (b) Changes in the interest rate applicable to Base Rate Loans shall become effective on the same day that a change in the Base Rate occurs.

            (c) Unless otherwise designated by Borrowers as a LIBOR Rate Loan, in accordance with this paragraph (c), each Loan shall be deemed to be a Base Rate Loan.

                  (i) Base Rate Loans shall continue as Base Rate Loans unless and until such Loans are converted into Loans of another Type. LIBOR Rate Loans for any Interest Period shall continue as Loans of such Type until the end of the then current LIBOR Interest Period therefor, at which time they shall be automatically converted into Base Rate Loans unless Phoenix (on behalf of Borrowers) shall have given Agent notice in accordance with clause (ii) below requesting that such Loans continue as LIBOR Rate Loans for another LIBOR Interest Period of a specified duration.

                  (ii) To elect a LIBOR Rate Loan, Phoenix (on behalf of Borrowers) shall give Agent notice (which shall be irrevocable) as required under Section 2.3(c)(ii) and such notice shall also specify (A) the requested date (which shall be a Business Day) of such funding, conversion or continuation, (B) whether the subject Loan is a new Advance or an existing Loan that is to be converted or continued, (C) in the case of any LIBOR Rate Loan being continued, the last day of the current LIBOR Interest Period, and (D) the amount of, and the desired LIBOR Interest Period for, the Loan subject to such LIBOR Rate election provided that Borrowers shall not be entitled to select a LIBOR Interest Period for any Loan which shall end on a date later than the Revolving Credit Maturity Date. Upon receipt of any such notice, Agent shall promptly notify each Lender of the contents thereof.

                  (iii) Notwithstanding anything to the contrary contained in clauses (i) or (ii) of this paragraph (c), so long as an Event of Default shall have occurred and be continuing, Agent may (and, at the request of Majority Lenders, shall) notify Phoenix (on behalf of Borrowers) that Loans may only be converted into or continued upon the expiration of the applicable current LIBOR Interest Period therefor as Base Rate Loans. Thereafter, until no Event of Default shall continue to exist, Loans may not be converted into or continued as Loans of any Type other than Base Rate Loans.

                  (iv) Notwithstanding anything to the contrary contained in this Agreement, Borrowers shall borrow, prepay, convert and continue Loans in a manner such that (A) the aggregate principal amount of LIBOR Rate Loans of the same Type shall, at all times, be not less than $1,000,000 and (B) there shall be, at any one time, no more than five (5) LIBOR Interest Periods in effect at such time.

                  (v) Each Lender may fund LIBOR Rate Loans from any source that such Lender deems (in its sole discretion) appropriate without loss of any rights hereunder.

            (d) Interest shall be payable (i) in the case of Base Rate Loans, quarterly in arrears commencing October 1, 1998 and on the first day of each calendar quarter thereafter, (ii) in the case of LIBOR Rate Loans, on the last day of each applicable LIBOR Interest Period (and, in the case of any LIBOR Rate Loan having a LIBOR Interest Period longer than three months, on each three-month anniversary of the first day of such LIBOR Interest Period) and
(iii) in the case of any Loan, when such Loan shall be due (whether at maturity, by reason of notice of prepayment or acceleration, or otherwise) or converted, but only to the extent then accrued on the amount then so due or converted.

            (e) At any time that an Event of Default shall have occurred and shall be continuing, any amount payable hereunder and under each other Loan Document shall bear interest, payable on demand, at a rate per annum equal to the applicable Default Rate.

            (f) (i) The Adjusted LIBOR Rate may be automatically adjusted by Agent on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage and any event which has resulted in a payment pursuant to Section 2.8 below, that increase the cost to Lenders of funding the LIBOR Rate Loan. Agent shall promptly give Borrowers and each Lender notice of such a determination and adjustment, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment.

                  (ii) If Borrowers shall have requested a LIBOR Rate Loan and Agent shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the requested LIBOR Rate Loan and for the LIBOR Interest Period specified are unavailable, or that the rate based on the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period of making or maintaining the principal amount of the requested LIBOR Rate Loan specified by Borrowers during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, Agent shall promptly give notice of such determination to Borrowers that the rate based on the Adjusted LIBOR Rate is not available. A determination by Agent hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (A) the obligation to convert to, or maintain a LIBOR Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until such conditions shall have ceased to exist, and (B) the applicable Loan subject to the requested conversion shall continue to accrue interest at the Base Rate plus the Applicable Margin.

                  (iii) If, as a result of any changes in applicable law or regulation or the interpretation thereof, it becomes unlawful for a Lender (or such Lender's Bank Affiliate) to maintain Eurodollar liabilities sufficient to fund any LIBOR Rate Loan subject to the rate based on the Adjusted LIBOR Rate, then such Lender shall immediately notify Agent who shall immediately notify Borrowers thereof and such Lender's obligations hereunder to convert to, or maintain a LIBOR Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until such time as such Lender (or such Lender's Bank Affiliate) may again cause the rate based on the Adjusted LIBOR Rate to be applicable to its share of any LIBOR Rate Loan and such Lender's share of the Revolving Credit subject to the LIBOR Rate Loan shall accrue interest at the Base Rate plus the Applicable Margin. Promptly after it is no longer unlawful for such Lender (or such Lender's Bank Affiliate) to maintain such Eurodollar liabilities, such Lender shall notify Agent who will notify Borrowers thereof and such suspension shall cease to exist.

      2.5   Additional Interest Provisions.

            (a) Interest on the Loans, regardless of the rate option, shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

            (b) All contractual rates of interest chargeable on outstanding principal under the Loans, regardless of the rate option, shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

            (c) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lenders have charged or received interest hereunder in excess of the highest applicable rate, Lenders shall apply, in their sole discretion, and set off such excess interest received by Lenders against other Loan Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law; provided that if the Loan Obligations have been paid and satisfied in full and the Revolving Credit terminated, any excess interest shall be paid as such court directs.

      2.6   Fees:

            (a) Borrowers shall pay to Agent, for the account of each Lender, a commitment fee ("Unused Fee") on the daily unused amount of the Revolving Credit for each day from and including the Closing Date to but excluding the Revolving Credit Maturity Date. The rate per annum shall initially be equal to .50% of such unused amount but shall be adjusted five (5) Business Days following delivery of the Quarterly Compliance Certificate for the quarter ending September 30, 1998 pursuant to Section 5.10 below and thereafter shall be readjusted on the fifth (5th) Business Day following delivery of such Quarterly Compliance Certificates. At any time that such Quarterly Compliance Certificate is required to be delivered pursuant to Section 5.10 and is not so delivered, then the Unused Fee shall be based on the highest percentage set forth below in this Section 2.6(a). The adjustments in the rate shall be based on the Total Leverage Ratio as set forth in the chart below. The Unused Fee shall be payable quarterly in arrears (i) on the first day of each calendar quarter commencing October 1, 1998, (ii) on the date of any reduction of the Revolving Credit (to the extent accrued and unpaid on the amount of such reduction), pursuant to Section 2.1(d) and (iii) on the Revolving Credit Maturity Date.

            Total Leverage Ratio            Unused Fee
            --------------------            ----------

            >3.25 to 1.0                       .50%

           < =3.25 to 1.0 but                  .375%
            >2.50 to 1.0

           < =2.50 to 1.0                      .25%


The Unused Fee shall be calculated on the basis of a year of three hundred sixty
(360) days but charged for the actual number of days elapsed.

            (b) At any time that there is more than one Lender party to this Agreement, Borrowers shall unconditionally pay to Agent, for its own account, until the Obligations are satisfied in full, a non-refundable fee ("Administration Fee") of Twenty-Five Thousand Dollars ($25,000.00), payable annually in advance, beginning on the date any such other Lender becomes a party hereto and on the same day of each year thereafter.

            (c) Borrowers shall pay to Agent, for the respective accounts of Lenders, a letter of credit commission for each outstanding Letter of Credit at a rate per annum equal to the Applicable Margin that would be applicable to LIBOR Rate Loans at such time. In addition, Borrowers shall pay to Agent, for the sole account of Issuer, a Letter of Credit fronting fee for each outstanding Letter of Credit at a rate per annum equal to .125% times the face amount of each outstanding Letter of Credit. Such fees shall be payable quarterly in arrears on the first day of each calendar quarter commencing October 1, 1998 and at the expiration or other termination of each Letter of Credit. In addition, Borrowers shall pay to Agent, for the benefit of Issuer, Issuer's standard posted charges for such matters as opening, negotiation and transfer. All fees described herein are referred to collectively as "L/C Fees."

      2.7   Use of Proceeds:

            (a) The extensions of credit under and proceeds of the Revolving Credit shall be used (i) for working capital, and (ii) for the issuance of Letters of Credit.

      2.8 Indemnity: Borrowers shall indemnify, defend and hold harmless Agent and Lenders against any and all loss, liability, cost or expense which Agent and Lenders may sustain or incur

(including, without limitation, loss of the Applicable Margin) as a consequence of (a) any failure of Borrowers to borrow, convert or extend any LIBOR Rate Loan after notice thereof has been given to Agent or (b) any payment, prepayment or conversion of a LIBOR Rate Loan by Borrowers made for any reason (including, without limitation, any acceleration of the Loans), on a date other than the last day of the applicable LIBOR Interest Period. Borrowers shall pay the full amount thereof to Agent on demand by Agent at the request of any Lender.

      2.9 Capital Adequacy: If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which any Lender or Issuer allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of such Lender or Issuer, the rate of return on such Lender's or Issuer's capital with regard to the Loans is reduced to a level below that which such Lender or Issuer could have achieved but for such circumstances, then in such case and upon notice from such Lender or Issuer to Borrowers, from time to time, Borrowers shall pay such Lender or Issuer such additional amount or amounts as shall compensate such Lender or Issuer for such reduction in Lender's or Issuer rate of return. Such notice shall contain the statement of such Lender or Issuer with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrowers. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it deems applicable.

      2.10  Taxes:

            (a) If any Tax is required to be withheld or deducted from, or is otherwise payable by Borrowers in connection with, any payment due to Agent, Issuer or any Lender that is not a "United States Person" (as such term is defined in Section 7701(a) (30) of the Code), Borrowers (i) shall, if required, withhold or deduct the amount of such Tax from such payment and, in any case, pay such Tax to the appropriate taxing authority in accordance with applicable law and (ii) except in the case of any Bank Tax, shall pay to Issuer, such Lender or Agent such additional amounts as may be necessary so that the net amount received by such Person with respect to such payment, after withholding or deducting all Taxes required to be withheld or deducted, is equal to the full amount payable hereunder. If any Tax is withheld or deducted from or is otherwise payable by Borrowers in connection with, any payment due to Issuer, any Lender or Agent hereunder, Borrowers shall furnish to such Person the original or a certified copy of a receipt (if any) for such Tax from the applicable taxing authority or other evidence of payment thereof satisfactory to such Person within 30 days after the date of such payment (or, if such receipt shall not have been made available by such taxing authority within such time, Borrowers shall use reasonable efforts to promptly obtain and furnish such receipt). If Borrowers fail to pay any such Taxes when due to the appropriate taxing authority or fail to remit to Issuer, any Lender or Agent the required receipts or other evidence of payment thereof satisfactory to such Person, Borrowers shall indemnify such Person for any Taxes, interest, penalties or additions to Tax that may become payable by such Person as a result of any such failure.

            (b) Borrowers shall, promptly upon request by Issuer, any Lender or Agent that is not a United States Person, pay to such Person an amount equal to
(i) all Taxes (other than Bank Taxes and without duplication of amounts paid pursuant to the preceding paragraph (a)) payable by such Person with respect to any payment due to such Person hereunder and (ii) all Taxes (other than Bank Taxes) payable by such Person as a result of payments made by Borrowers (whether made to a taxing authority or to such Person pursuant to the preceding paragraph
(a) or this paragraph (b)).

            (c) If Issuer, any Lender or Agent is, in its sole opinion, able to apply for any refund, offset, credit, deduction or other reduction in Taxes by reason of any payment made by Borrowers under the preceding paragraph (a) or
(b), Issuer, such Lender or Agent, as the case may be, shall use reasonable efforts to obtain such refund, offset, credit, deduction or other reduction and, upon receipt thereof, will pay to Borrowers such amount, not exceeding the increased amount paid by Borrowers, as is equal to the net after-tax value to Issuer, such Lender or Agent, in its sole opinion, of such part of such refund, offset, credit, deduction or other reduction as it considers to be allocable to such payment by Borrowers, having regard to all of such Persons' dealings giving rise to similar refunds, offsets, credits, deductions or other reductions in relation to the same tax period and to the cost of obtaining the same; provided, however, that if such Person has made a payment to Borrowers pursuant to this paragraph (c) and the applicable refund, offset, credit, deduction or other reduction in Tax is subsequently disallowed, Borrowers shall, promptly upon request by Issuer, Agent or such Lender refund to such Person that portion of such payment determined by such Person, in its sole opinion, relating to such disallowance; and provided, further that (i) Issuer, Agent or such Lender, as the case may be, shall not be obligated to disclose to Borrowers any information regarding its Tax affairs or computations and (ii) nothing in this paragraph (c) shall interfere with the right of such Person to arrange its Tax affairs as it deems appropriate.

            (d) Each Lender that is not a United States Person shall submit to Borrowers and Agent, on or before September 25, 1998 (or, in the case of a Person that is not a United States Person and that became a Lender by assignment, promptly upon such assignment), two duly completed and signed copies of either (A) Form 1001 of the IRS entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Agreement and the Loans, (B) Form 4224 of the IRS relating to all amounts to be received by such Lender pursuant to this Agreement and the Loans, or (C) in the case of a Lender that is claiming an exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", two accurate and complete signed original Forms W-8 (or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or is entitled to a reduced rate of United States withholding tax on payments under this Agreement or the Notes) and, if such Lender delivers Forms W-8 (or successor form), two signed certificates certifying that such Lender is not (1) a "bank" for purposes of Section 881(c) of the Code, (2) is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and (3) is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Code), as appropriate. Each such Lender shall, from time to time after submitting either such Form, submit to Borrowers and Agent such additional duly completed and signed copies of one or the other such Forms (or any successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (A) requested in writing by Borrowers or Agent and (B) appropriate under the circumstances and under then current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender pursuant to this Agreement or the Loans.

            (e) Obligations under this Section 2.10 shall survive payment of the Loans.

      2.11  Joint and Several Liability:

            (a) Phoenix and, subject only to the terms of Section 2.11(c) hereof, the other Borrowers shall be jointly and severally liable for all Loan Obligations regardless of, inter alia, which Borrower or Borrowers requested (or received the proceeds of) a particular Loan.

            (b) Each of the other Borrowers hereby irrevocably authorizes Phoenix to give notices, make requests, make payments, receive payments and notices, give receipts and otherwise take action on behalf of such Borrower under and with respect to any Loan Document, including, without limitation, with regard to provisions herein referring to notices or requests being given by or to "Phoenix, on behalf of Borrowers" and similar provisions.

            (c) Without limiting the effect of Section 9.1 hereof, to the extent that mandatory and non-waivable provisions of applicable law (including but not limited to any applicable business corporation laws) otherwise would render the other Loan Documents invalid or unenforceable, such Borrower's obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability.

           SECTION 3.  CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

      Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance reasonably satisfactory to Agent and Agent's counsel):

      3.1 Resolutions, Opinions, and Other Documents: Borrowers shall have delivered, or caused to be delivered to Agent the following:

            (a)  this Agreement and the Revolving Credit Notes;

            (b) mortgages, financing statements and each of the other Loan Documents to be executed by any Borrower or any other Person pursuant to the terms hereof or the Security Documents;

            (c) certified copies of (i) resolutions of each Borrower's board of directors (or similar governing body) authorizing the execution of this Agreement, the Revolving Credit Notes to be issued hereunder and each document required to be delivered by any Section hereof and (ii) each Borrower's Articles or Certificate of Incorporation and By-laws or other applicable organizational documents;

            (d) an incumbency certificate for each Borrower identifying all Authorized Officers, with specimen signatures;

            (e) a written opinion of Borrowers' independent counsel addressed to Agent for the benefit of all Lenders and Issuer and opinions of such other counsel as Agent deems reasonably necessary including, without limitation, such opinions that Purchaser may reasonably require with respect to the Security Documents;

            (f) such financial statements, reports, certifications and other operational information as Agent may reasonably require;

            (g) certification by the chief financial officer of each Borrower that there has not occurred any material adverse change in the business, Properties, operations and condition (financial or otherwise) of Borrowers since December 31, 1997;

            (h) payment by Borrowers of all fees including, without limitation, the Upfront Fee due Agent on the Closing Date and Expenses associated with the Loans;

            (i) intentionally omitted;

            (j) the Intercreditor Agreement properly executed by each of the parties thereto;

            (k) the Security Documents properly executed by each of the parties thereto;

            (l) Uniform Commercial Code, judgment, federal and state tax lien searches against each Borrower, at Borrowers' expense, showing that the Property of each such Person is not subject to any Liens except for Permitted Liens, together with Good Standing and Corporate Tax Lien Search Certificates showing no Liens on each such Person's Property and showing each Borrower to be in good standing in each jurisdiction in which it is qualified to do business;

            (m) an initial Borrowing Certificate dated the Closing Date;

            (n) simultaneous consummation of the issuance of the Bridge Notes;

            (o) title insurance policies required with respect to each of the Master Mortgages (other than the Master Mortgage with respect to the Connecticut Facility) insuring the first priority Lien of Collateral Agent against such Real Property (other than the Connecticut Facility) from a title insurance company acceptable to Collateral Agent and in an amount satisfactory to Collateral Agent and subject only to such written exceptions as Agent may approve; and

            (p) evidence reasonably satisfactory to Collateral Agent that all insurance requirements hereunder and under the Security Documents have been satisfied in full.

      3.2 Absence of Certain Events: At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

      3.3 Warranties and Representations at Closing: The warranties and representations contained in Section 4 as well as any other Section of this Agreement and any other Loan Document shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date. Borrowers shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

      3.4 Compliance with this Agreement: Borrowers shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 5 and 6 hereof, which are required to be performed or complied with by Borrowers before or at the Closing Date.

      3.5 Officers' Certificate: Agent shall have received a certificate dated the Closing Date and signed by the chief financial officer of each Borrower certifying that all of the conditions specified in this Section have been fulfilled.

      3.6 Closing: Subject to the conditions of this Section, the Revolving Credit shall be made available on such date (the "Closing Date") and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof ("Closing") at Philadelphia, Pennsylvania.

      3.7 Waiver of Rights: By completing the Closing hereunder, or by making Advances hereunder, Agent and Lenders do not thereby waive a breach of any warranty or representation made by Borrowers hereunder or any agreement, document, or instrument delivered to Agent or otherwise referred to herein, and any claims and rights of Agent and Lenders resulting from any breach or misrepresentation by Borrowers are specifically reserved by Agent and Lenders.

      3.8 Conditions for Future Advances: The making of Advances under the Revolving Credit in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance reasonably satisfactory to Agent and its counsel) following the Closing Date:

            (a) This Agreement and each of the other Loan Documents shall be effective;

            (b) No event or condition shall have occurred or become known to any Borrower, or would result from the making of any requested Advance, which could have a Material Adverse Effect;

            (c) No Default or Event of Default then exists;

            (d) Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Sections 2.3 and 2.4 hereof;

            (e) No Lien (other than a Permitted Lien), including, without limitation, any federal tax Lien, has been imposed on any Borrower; and

            (f) Each representation and warranty set forth in Section 4 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects.

                  SECTION 4.  REPRESENTATIONS AND WARRANTIES

      To induce Lenders to complete the Closing and make the initial Advances under the Revolving Credit to Borrowers, each Borrower warrants and represents to Agent, Issuer and Lenders that:

      4.1   Corporate Organization and Validity:

            (a) Each Borrower (i) is duly organized and validly existing under the laws of its state of organization, (ii) has all power and authority to operate its business and own its Property and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not have a Material Adverse Effect. A list of all states and other jurisdictions where each Borrower is qualified to do business is attached hereto as Schedule "4.1" and made a part hereof.

            (b) The making and performance of this Agreement and the other Loan Documents will not violate any law, government rule or regulation, court or administrative order or other such order, or the charter, minutes or bylaw provisions of any Borrower or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which each Borrower is a party, or by which each is bound. No Borrower is in violation of any term of any agreement or instrument to which it is a party or by which it may be bound, which violation has or could have a Material Adverse Effect, or of its charter, minutes or its bylaws.

            (c) Each Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

            (d) This Agreement, the Revolving Credit Notes to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon each Borrower and enforceable in accordance with their respective terms.

      4.2 Places of Business: The only places of business of each Borrower, and the places where each keeps and intends to keep its Property, are (except as qualified in the immediately succeeding sentence), at the addresses shown on Schedule "4.2" attached hereto and made part hereof. Except for computer equipment stored on a customer's premise for the purpose of utilizing Phoenix's Color Net(R) System, Schedule "4.2" identifies each location where any Borrower keeps its Inventory and Equipment.

      4.3 Pending Litigation: There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrowers, threatened, against any Borrower in any court or before any Governmental Authority except as shown in Schedule "4.3" attached hereto and made part hereof. To the knowledge of Borrowers, there are no investigations (civil or criminal) pending or threatened against any Borrower in any court or before any Governmental Authority. No Borrower is in default with respect to any order of any Governmental Authority, which causes or could cause a Material Adverse Effect. To the best of the knowledge of each Borrower, no shareholder or executive officer of any Borrower has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

      4.4 Title to Properties: Each Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it respectively purports to own, free from Liens and free from the claims of any other Person, except for those Liens shown on Schedule "4.4" attached hereto and made part hereof.

      4.5 Governmental Consent: Neither the nature of any Borrower or of its business or Property, nor any relationship between any Borrower and any other Person, nor any circumstance affecting any Borrower in connection with the issuance or delivery of this Agreement, the Revolving Credit Notes, or any other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of any Borrower in connection with the exe cution, issuance or delivery of this Agreement or the issuance or delivery of the Revolving Credit Notes or the other Loan Documents.

      4.6 Taxes: All tax returns required to be filed by each Borrower in any jurisdiction, have been filed, and all Taxes, fees and other governmental charges upon each Borrower, or upon any of their respective Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those Taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. No Borrower is aware of any proposed material additional tax assess ment or Tax to be assessed against or applicable to such Borrower.

      4.7 Financial Statements: The annual consolidated audited balance sheet of Phoenix as of December 31, 1997, and the related statements of profit and loss, stockholder's equity and cash flow as of such date, all accompanied by reports thereon from Phoenix's independent certified public accountants, (complete copies of which have been delivered to Agent), have been prepared in accordance with GAAP and present fairly the financial position of Phoenix and its consolidated Subsidiaries as of such date and the results of its operations for such period. The fiscal year for all Borrowers currently ends on December 31. Each Borrower's federal tax identification number is as shown on Schedule "4.7" attached hereto and made part hereof.

      4.8 Full Disclosure: Neither the financial statements referred to in
Section 4.7, nor this Agreement or related agreements and documents or any written statement furnished by Borrowers or any of them to Agent and/or any Lender in connection with the negotiation of the Revolving Credit and contained in any financial statements or documents relating to any Borrower contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact known to any Borrower which has not been disclosed in writing to Agent which has or could have a Material Adverse Effect.

      4.9 Subsidiaries: No Borrower has any Subsidiaries or Affiliates, except as shown on Schedule "4.9" attached hereto and made a part hereof.

      4.10  Guarantees, Contracts, etc.:

            (a) No Borrower owns or holds equity or long term debt investments in, has any outstanding advances to, or serves as guarantor, surety or accommodation maker for the obligations of any Person, or has entered into any leases for real or personal Property (whether as landlord or tenant), except as shown on Schedule "4.10", attached hereto and made part hereof.

            (b) No Borrower is a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could have a Material Adverse Effect.

            (c) Except as otherwise specifically provided in this Agreement, no Borrower has agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

      4.11  Government Regulations, etc.:

            (a) The use of the proceeds of and Borrowers' issuance of the Revolving Credit Notes will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. No Borrower owns or intends to carry or pur chase any "margin stock" within the meaning of said Regulation U.

            (b) Each Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business, except for those which, if not obtained, cause or could cause a Material Adverse Effect.

            (c) As of the date hereof, no employee benefit plan ("Pension Plan"), as defined in Section 3(2) of ERISA, (other than a multi employer plan described in Section 3(37) of ERISA) maintained by any Borrower or under which any Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code which would subject Borrowers to any material liability, or (iv) has been terminated if such termination would subject such Borrowers to any material liability. No Borrower has assumed, or received notice of a claim asserted against such Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi employer pension plan. Each Borrower has timely made all contributions when due with respect to any multi employer pension plan in which it participates and no event has occurred triggering a claim against such Borrower for withdrawal liability with respect to any multi employer pension plan in which such Borrower participates. All Employee Benefit Plans and multi employer pension plans to which any Borrower participates are shown on Schedule "4.11(c)" attached hereto and made part hereof.

            (d) No Borrower is in violation of or has received written notice that it is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including without limitation, Environmental Laws), a violation of which causes or could cause a Material Adverse Effect.

            (e) Each Borrower is current with all reports and docu ments required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

      4.12 Business Interruptions: Within five (5) years prior to the date hereof, none of the business, Property or operations of any Borrower has been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against such Borrower. Except as shown on Schedule "4.12" attached hereto and made part hereof, there are no pending or, to Borrowers' knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting the business being operated by any Borrower.

      4.13  Names and Intellectual Property:

            (a) Within five (5) years prior to the Closing Date, no Borrower has conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule "4.13(a)" attached hereto and made part hereof. Each Borrower is the sole owner of all names shown on such Schedule "4.13(a)" and any and all business done and all invoices issued in such trade names are such Borrower's sales, business and invoices. Each trade name of each Borrower represents a division or trading style of such Borrower and not a separate Subsidiary or Affiliate or independent entity.

            (b) All trademarks, service marks, patents or copyrights which each Borrower uses, plans to use or has a right to use are shown on Schedule "4.13(b)" attached hereto and made part hereof and such Borrower is the sole owner of such Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are shown on Schedule "4.13(b)." Borrower is not in violation of any rights of any other Person with respect to such Property.

            (c) Except as shown on Schedule "4.13(c)" attached hereto and made a part hereof, (i) Borrower does not require any patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to sell Inventory in the ordinary course of business; and (ii) Lender will not require any patents, trademarks or other intellectual property or any licenses to use the same in order to sell any of such Inventory after the occurrence of an Event of Default.

      4.14 Other Associations: No Borrower is engaged or has an interest in any joint venture or partnership with any other Person except as shown on Schedule "4.14" hereto and made part hereof.

      4.15 Environmental Matters: Except as shown on Schedule "4.15" attached hereto and made part hereof:

            (a) To each Borrower's knowledge, no Property presently owned, leased or operated by any Borrower contains, or has previously contained, and, no property formerly owned, leased or operated by any Borrower during the period of such ownership, lease of operation, contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or
(ii) could give rise to liability under, any Environmental Law.

            (b) To each Borrower's knowledge, each Borrower is in compliance, and, for the duration of all applicable statutes of limitations periods, has been in compliance with all applicable

Environmental Laws, and there is no contamination at, under or about any properties presently owned, leased, or operated by any Borrower or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

            (c) No Borrower has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws and no Borrower has knowledge that any such notice will be received or is being threatened.

            (d) Hazardous Substances have not been transported or disposed of in a manner or to a location which are reasonably likely to give rise to liability of any Borrower under any Environmental Law.

            (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Borrower is or, to any Borrower's knowledge, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect.

As used herein, the term "Hazardous Substances" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

      4.16 Regulation O: No director, executive officer or principal shareholder of any Borrower is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms "director" "executive officer" and "principal shareholder" (when used with reference to a Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

      4.17 Capital Stock: The authorized and outstanding Capital Stock of each Borrower is as shown on Schedule "4.17" attached hereto and made part hereof. All of the Capital Stock of each Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities. Except for the rights and obligations shown on Schedule "4.17", there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Borrower or any of the shareholders or members of such Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of any Borrower. Except as shown on Schedule "4.17", no Borrower has issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

      4.18 Solvency: After giving effect to the transactions contemplated under the Bridge Note Documents and this Agreement, each Borrower is solvent, is able to pay its respective debts as they become due, and has capital sufficient to carry on its respective business and all businesses in which each is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay such entity's debts. No Borrower will be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

      4.19 Interrelatedness of Borrowers: The business operations of each Borrower are interrelated and complement one another, and such companies have a common business purpose, with inter-company bookkeeping and accounting adjustments used to separate their respective Properties, Liabilities, and transactions. To permit their uninterrupted and continuous operations, such companies now require and will from time to time hereafter require funds for general business purposes. The proceeds of Advances under the Revolving Credit will directly or indirectly benefit each Borrower hereunder severally and jointly, regardless of which Borrower requests or receives part or all of the proceeds of such advances.

      4.20 Bridge Notes: The issuance of the Bridge Notes by Phoenix has been completed strictly in accordance with all applicable law and the terms of the Bridge Note Documents. The Bridge Note Documents constitute valid and binding agreements, enforceable against each Borrower in accordance with their terms. The Bridge Note Documents, true and correct copies of which are attached as Exhibit "B" and made a part hereof, have not been amended or modified in any way; provided that Phoenix and Purchaser may, subject to Section 6.11, amend or modify the Bridge Note Documents subsequent to the Closing Date.

      4.21 Year 2000: Each Borrower has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis, the risk that certain computer applications used by such Borrower (or any of its material suppliers, customers or vendors) may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem will not result in any Material Adverse Effect.

      4.22 Consolidated Capital Expenditures. As of June 30, 1998, Borrowers' Consolidated Capital Expenditures for the four (4) quarter period ending June 30,1998 is $27,296,344.00.

                 SECTION 5.  BORROWERS' AFFIRMATIVE COVENANTS

      Each Borrower covenants that until all of the Loans are paid and satisfied in full and the Revolving Credit has been terminated:

      5.1 Payment of Taxes and Claims: Each Borrower shall pay, before they become delinquent,

            (a) all Taxes, assessments and governmental charges or levies imposed upon it or upon such Borrower's Property, and

            (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons entitled to the benefit of statutory or common law Liens, which, if unpaid, would result in the imposition of a Lien upon its Property;

provided, however, that such Borrower shall not be required to pay any such Tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof shall at the time be contested in good faith and by appropriate proceedings by such Borrower, and if such Borrower shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and such Borrower's title to, and its right to use, its Property are not materially adversely affected thereby.

      5.2   Maintenance of Properties and Corporate Existence:

            (a) Property - Each Borrower shall maintain its Property in good condition (normal wear and tear excepted) and make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by any Borrower.

            (b) Property Insurance, Public and Products Liability Insurance - Each Borrower shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen's compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrowers. At or prior to Closing, Borrowers shall furnish Agent with duplicate original policies of insurance or such other evidence of insurance as Agent may require. In the event any Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Agent (on behalf of Lenders) may do so for such Borrower, but such Borrower shall continue to be liable for the same. All such policies of insurance shall comply with the requirements of the Security Documents. Borrowers further covenant that all insurance premiums owing under its current policies have been paid. Borrowers shall notify Agent, immediately, upon any Borrower's receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

            (c) Financial Records - Each Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. No Borrower shall change its respective fiscal year end date without the prior written consent of Agent.

            (d) Corporate Existence and Rights - Each Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises.

            (e) Compliance with Laws - Each Borrower shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including, without limitation, Environmental Laws) and shall obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain causes or could cause a Material Adverse Effect. Borrowers shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against any Borrower or any Property of any Borrower.

      5.3 Business Conducted: Each Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. No Borrower shall engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by the Borrowers immediately prior to the Closing Date. For the purposes of Section 5.3, the printing and binding of books shall be deemed substantially similar to the business of Borrowers on the Closing Date.

      5.4 Litigation: Borrowers shall give prompt notice to Agent of any litigation claiming in excess of $250,000 from any Borrower, or which may otherwise have a Material Adverse Effect.

      5.5 Issue Taxes: Each Borrower shall pay all Taxes (other than Taxes), if any, in connection with the issuance of the Revolving Credit Notes, and the recording of any lien documents. The obligations of each Borrower hereunder shall survive the payment of Borrowers' Loan Obligations hereunder and the termi nation of this Agreement.

      5.6 Bank Accounts: Each Borrower shall maintain its major depository and disbursement account(s) with Agent.

      5.7 Employee Benefit Plans: Each Borrower will (a) fund all its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA, (b) furnish Agent, promptly after filing of the same, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which any Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Agent of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the
PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Code) with respect to any such Pension Plan(s) and the action which such Borrower proposes to take with respect thereto. Each Borrower will make all contributions when due with respect to any multi employer pension plan in which it participates and will promptly advise Agent upon

(i) its receipt of notice of the assertion against such Borrower of a claim for withdrawal liability, (ii) the occurrence of any event which, to the best of each Borrower's knowledge, would trigger the assertion of a claim for withdrawal liability against any Borrower, and (iii) upon the occurrence of any event which, to the best of each Borrower's knowledge, would place any Borrower in a Controlled Group as a result of which any member (including such Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

      5.8 Financial Covenants: Borrowers shall maintain and comply with the following financial covenants:

            (a) Total Leverage Ratio: Borrowers shall have and maintain at all times a Total Leverage Ratio of not more than the following during the following periods (measured quarterly on a rolling four quarter basis):

            Period                                          Maximum Ratio
            ------                                          -------------

Closing Date through 12/31/98                               5.00 to 1.0
1/1/99 through 3/31/99                                      4.75 to 1.0
4/1/99 through 6/30/99                                      4.50 to 1.0
7/1/99 through 9/30/99                                      4.25 to 1.0
10/1/99 through 12/31/99                                    4.00 to 1.0
1/1/00 through 6/30/00                                      3.75 to 1.0
7/1/00 through 9/30/00                                      3.50 to 1.0
10/1/00 through 3/31/01                                     3.25 to 1.0
4/1/01 and thereafter                                       3.00 to 1.0

            (b) Interest Coverage Ratio: Borrowers shall have and maintain at all times an Interest Coverage Ratio of not less than the following during the following periods (measured quarterly on a rolling four quarter basis; provided that the measurement at (i) September 30, 1998, shall be based on three months;
(ii) December 31 , 1998, shall be based on six months; and (iii) March 31, 1999, shall be based on nine months):

            Period                                          Minimum Ratio
            ------                                          -------------

Closing Date through 12/31/98                               3.00 to 1.0
1/1/99 through 3/31/99                                      2.25 to 1.0
4/1/99 through 9/30/99                                      2.50 to 1.0
10/1/99 through 3/31/00                                     2.75 to 1.0
4/1/00 and thereafter                                       3.00 to 1.0

            (c) Minimum Consolidated EBITDA: Borrowers shall have and maintain at all times Consolidated EBITDA of not less than the following during the following periods (measured quarterly on a rolling four-quarter basis):

            Period                                          Minimum Amount
            ------                                          --------------

Closing Date through 12/31/98                               $16,500,000
1/1/99 through 3/31/99                                      $17,000,000
4/1/99 through 6/30/99                                      $17,500,000
7/1/99 through 9/30/99                                      $18,500,000
10/1/99 through 12/31/99                                    $19,000,000
1/1/00 through 3/31/00                                      $19,500,000
4/1/00 through 6/30/00                                      $20,000,000
7/1/00 through 9/30/00                                      $20,500,000
10/1/00 through 12/31/00                                    $21,000,000
1/1/01 through 3/31/01                                      $22,000,000
4/1/01 through 6/30/01                                      $22,500,000
7/1/01 through 9/30/01                                      $23,000,000

            (d) Consolidated Capital Expenditures: Borrowers shall not expend for Consolidated Capital Expenditures more than the following amounts during the following periods (measured quarterly on a rolling four quarter basis):

            Period                                          Maximum Amount
            ------                                          --------------

Closing Date through 9/30/98                                $50,000,000
10/1/98 through 3/31/99                                     $55,000,000
4/1/99 through 6/30/99                                      $42,000,000
7/1/99 through 9/30/99                                      $25,000,000
10/1/99 through 12/31/00                                    $15,000,000
1/1/01 and thereafter                                       $10,000,000

      5.9 Financial and Business Information: Borrowers shall deliver to Agent the following:

            (a) Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as Agent may reasonably request, including, without limitation:

                  (i) within thirty (30) days after the end of each calendar month in each fiscal year of Borrowers, the earnings and retained earnings statement of Borrowers for such month and for the expired portion of the fiscal year ending with the end of such month, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and, for each fiscal year, a comparison of Borrowers' actual earnings statement for such month compared to the monthly earnings forecast required under Section 5.9(a)(v), and the consolidated and consolidating balance sheet of Borrowers as at the end of such month, setting forth in comparative form the corresponding figures as at the end of the corresponding period of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of Phoenix to have been prepared from the books and records of each Borrower;

                  (ii) within one hundred five (105) days after the end of each fiscal year of Borrowers, the earnings and retained earnings statement of Borrowers for such year, the balance sheet of Borrowers as at the end of such fiscal year and a statement of cash flows for such fiscal year, all on a consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited and unqualifiedly certified by a nationally recognized independent public accounting firm acceptable to Agent, to have been prepared in accordance with GAAP, and such independent public accountants shall also unqualifiedly certify that in making the examinations necessary to their certification mentioned above they have reviewed the terms of this Agreement and the accounts and conditions of the Borrowers during the accounting period covered by the certificate and that such review did not disclose the existence of any condition or event which constitutes a Default or an Event of Default (or if such conditions or events existed, describing them) together with copies of any management letters provided by such accountants to management of any Borrower;

                  (iii) within fifteen (15) days of the end of each calendar month, Borrowers' accounts receivable aging report, accounts payable aging report, inventory certificates, account status reports, and such other reports as Agent reasonably deems necessary, certified by Phoenix's chief financial officer as or to Agent;

                  (iv) within sixty (60) days after each fiscal year end, consolidated projections of Borrowers' earnings statements for the then current and succeeding three (3) fiscal years; and a comparison of actual results to the projections for the just completed fiscal year;

                  (v) within thirty (30) days prior to each fiscal year end, a monthly forecast of Borrowers' consolidated earnings statement for each month of the next succeeding fiscal year; and

                  (vi) on a weekly basis, or sooner if Agent requests, a Borrowing Certificate.

            (b) Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrowers are taking (and propose to take) with respect thereto;

            (c) Notice of Claimed Default - promptly upon receipt by any Borrower, notice of default, oral or written, given to such Borrower by any creditor holding Indebtedness of such Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

            (d) Securities and Other Reports - if any Borrower shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming avail able, one copy of each financial statement, report, notice or proxy statement sent by such Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by such Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency.

      5.10 Officers' Certificates: Along with the set of financial statements delivered to Agent at the end of each calendar month that is also the end of a fiscal quarter pursuant to Section 5.9(a) hereof, Phoenix shall deliver to Agent a certificate ("Quarterly Compliance Certificate") (in the form of Exhibit "C" attached hereto and made a part hereof) from the chief financial officer of Phoenix (and as to certificates accompanying the annual financial statements of Borrowers, also certified by Phoenix's independent certified public accountant) setting forth:

            (a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether Borrowers are in compliance with the requirements of Sections 5.8 as of the end of the period covered by the financial statements then being furnished (and any exhibits appended thereto) under Section 5.9; and

            (b) Event of Default - that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrowers from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default, specifying the nature and period of existence thereof and what action Borrowers have taken or propose to take with respect thereto.

      5.11 Audits and Inspection: Each Borrower shall permit any of Agent's officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of any Borrower, to examine and audit all of such Borrower's books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Borrowers' expense at the standard rates charged by Agent for such activities (plus Agent's out-of-pocket expenses). Representatives of each Lender may accompany Agent during each such inspection and visit. Agent shall conduct at least two (2) audits per year.

      5.12 Tax Returns and Reports: At Agent's request from time to time, Borrowers shall promptly furnish Agent with copies of the annual federal and state income tax returns of each Borrower. Each Borrower further agrees that, if requested by Agent, such Borrower shall promptly furnish Agent with copies of all reports filed with any federal, state or local governmental authority or agency, board or commission.

      5.13 Information to Participant: Agent and each Lender may divulge to any participant, assignee or co-lender or prospective participant, assignee or co-lender it may obtain in the Revolving Credit or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents; provided, however, such Participant, assignee, co-lender or prospective participant, assignee or co-lender is aware of Agent's and such Lender's covenant pursuant to Section
9.18 hereof and has agreed to comply with such covenant.

      5.14 Material Adverse Developments: Each Borrower agrees that immediately upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which would reasonably be expected to have a Material Adverse Effect, such Borrower shall give to Agent telephonic or telegraphic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Agent on the same day such verbal communication is made on the next business day thereafter.

      5.15 Places of Business: Borrowers shall give thirty (30) days prior written notice to Agent of any changes in the location of any of its respective places of business, of the places where records concerning its Accounts are kept, or the establishment of any new, or the discontinuance of any existing place of business; provided that no Borrower may establish any place of business outside of the United States without Agent's prior written consent.

      5.16 Account Verification: Whether or not a Default or Event of Default has occurred, any of Agent's officers, employees or agents shall have the right at any time, upon reasonable notice during business hours, in the name of Agent or a Borrower, to verify the validity, amount or any other matter relating to Accounts by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent, its officers, employees or agents in such process.

      5.17 Year 2000: Borrowers shall take all action within their power necessary to assure that there will be no Material Adverse Effect because of the Year 2000 Problem. At Agent's request, Borrowers shall provide to Agent assurance reasonably acceptable to Agent that Borrowers' computer applications are Year 2000 compatible.

      5.18 Build-out Appraisal: Within sixty (60) days from the Closing Date, Borrower shall provide Agent with an appraisal of the Burkholder Facility on an "as-built" basis. Such appraisal shall contain an analysis of the actual cost to build versus the "as-built" appraised value and shall be in form and from an appraiser acceptable to Agent.

      5.19 Updated Environmental Report: Within sixty (60) days from the Closing Date, Borrowers shall provide Agent with an updated environmental survey of the Hagerstown Facility which shall be in form and from an engineer acceptable to Agent and the results of which shall be consistent with Section 4.15 of this Agreement.

      5.20 Local Counsel: Within thirty (30) days from the Closing Date, Borrowers shall deliver to Agent and Purchaser local counsel opinions (with regard to the Security Documents) for the States of Massachusetts and New Jersey, in form and substance reasonably satisfactory to Agent and Purchaser.

                  SECTION 6.  BORROWERS' NEGATIVE COVENANTS:

      Borrowers covenant that until all of the Loan Obligations are paid and satisfied in full and the Revolving Credit has been terminated, that:

      6.1   Merger, Consolidation, Dissolution or Liquidation:

            (a) No Borrower shall engage in any Asset Sale other than (i) Inventory sold in the ordinary course of such Borrower's business; (ii) equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such sale, lease, license, transfer or other disposition; and (iii) sale of the Connecticut Facility no later than December 31, 1998, for a gross purchase price of no less than Two Hundred Seventy Five Thousand Dollars ($275,000.00).

            (b) No Borrower shall merge or consolidate with any other Person except with another Borrower or commence a dissolution or liquidation.

      6.2 Acquisitions: No Borrower shall acquire all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction.

      6.3 Liens and Encumbrances: No Borrower shall: (i) execute a negative pledge agreement with any Person covering any of its Property, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens.
As used herein, "Permitted Liens" means:

            (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons, provided the payment thereof is not at the time required by Section 5.1;

            (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws;

            (c)   Existing Liens shown on Schedule "4.4";

            (d) Liens under the Security Documents securing the Bridge Note Obligations and Exchange Obligations; and

            (e) Liens constituting purchase money security interests hereafter created by a Borrower to Persons providing financing for Capital Expenditures permitted under this Agreement so long as each obligation secured by a Lien permitted by this subparagraph (d) is limited to the Property so acquired and does not exceed 100% of the lower of the cost or fair market value of the Property acquired with such financing.

      6.4   Transactions With Affiliates or Subsidiaries:

            (a) No Borrower shall enter into any transaction with any Subsidiary or other Affiliate including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrowers, is a Borrower hereunder and the transaction is in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon terms substantially the same and no less favorable to such Borrower as it would obtain in a comparable arm's-length trans actions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; or (ii) such transaction is intended for incidental administrative purposes.

            (b) No Borrower shall create or acquire any Subsidiary.

      6.5 Guarantees: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection and any Guaranty issued in connection with the Bridge Notes, Exchange Notes or Subordinated Notes or any Guaranty issued in connection with any Indebtedness shown on Schedule 6.7, no Borrower shall become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person.

      6.6 Distributions and Bonuses: No Borrower shall: (a) declare or pay or make any forms of Distribution to its share holders, their successors or assigns other than (i) dividends to Phoenix by a Subsidiary of Phoenix; (ii) a redemption of the warrant issued in favor of Purchaser pursuant to the Purchase Agreement provided that no Default or Event of Default has occurred and is continuing, or after giving effect to such redemption, a Default or Event of Default would occur; and (iii) loans or advances to any shareholder that is also an employee which loans or advances do not exceed in the aggregate as to all shareholders at any one time Two Hundred Thousand Dollars ($200,000); or (b) with respect to any fiscal year, declare or pay any bonus compensation to its shareholders, officers or directors other than the Permitted Bonus; provided that Borrowers shall not pay the Permitted Bonus if (i) a Default or Event of Default has occurred and is continuing (or would occur after giving effect to the payment of the Permitted Bonus) or (ii) the Bridge Notes and/or Exchange Notes have not been redeemed with proceeds of the Subordinated Notes or pursuant to an issuance of equity; provided further, however, that the Permitted Bonus in any fiscal year cannot exceed One Million Five Hundred Thousand Dollars ($1,500,000).

      6.7 Other Indebtedness: No Borrower shall hereafter incur or become liable for any Indebtedness other than from Lenders hereunder except (a) Indebtedness, not to exceed at any given time the aggregate amount of Ten Million Dollars ($10,000,000) giving rise to a Permitted Lien under Section 6.3(d); (b) Indebtedness in connection with the Bridge Notes, Exchange Notes and Subordinated Notes; and (c) Indebtedness existing as of the date of this Agreement and shown on Schedule "6.7" attached hereto and made a part hereof.

      6.8 Loans and Investments: Except as expressly permitted in Section 6.7, no Borrower shall make or have outstanding loans, advances, extensions of credit or capital contributions to, investments in, any Person.

      6.9 Use of Lenders' Name: No Borrower shall use any Lender's name (or the name of any Lender's Affiliates) or Agent's name in connection with any of its business operations. Nothing herein contained is intended to permit or authorize any Borrower to make any contract on behalf of any Lender or Agent.

      6.10  Miscellaneous Covenants:

            (a) No Borrower shall become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs such Borrower's ability to perform under this Agreement, or under any other instrument, agreement or document to which such Borrower is a party or by which it is or may be bound.

            (b) No Borrower shall carry or purchase any "margin stock" within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

      6.11 Certain Restrictions: No Borrower shall (a) make any prepayments or redemptions of any nature whatsoever on any Indebtedness (other than the redemption of the Bridge Notes with the Exchange Notes), except Borrower may prepay or redeem the Bridge Notes and Exchange Notes either pursuant to the mandatory redemption provisions of the Purchase Agreement or with proceeds of the Subordinated Notes, in either case, provided that no Event of Default has occurred and is continuing, or upon giving effect to such redemption, no Event of Default would occur; (b) make any payments (whether principal or interest) in connection with any of the loans to shareholders, officers or directors listed on Schedule "6.7" if a Default or Event of Default has occurred, has not been waived and is continuing or, after giving effect to any such payment, a Default or Event of Default would occur; or (c) amend or modify any of the terms of the Bridge Notes or Exchange Notes to shorten the maturity or prepayment and redemption provisions thereof or amend or modify any of the terms of the Subordinated Notes, or take any action that would impair the subordination provisions thereof.

                               SECTION 7. DEFAULT

      7.1 Events of Default: Each of the following events shall constitute an event of default ("Event of Default"):

            (a) Payments - if any Borrower fails to make any payment of principal or interest, including any Overadvance, under the Revolving Credit on the due date of such payment; or

            (b) Other Charges - if any Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to any Lender or Agent arising out of or incurred in connection with this Agreement within five (5) Business Days after the date such payment is due and payable; or

            (c) Particular Covenant Defaults - if any Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Section 5.8 and Section 6 for which no cure period shall exist) such failure continues for thirty (30) days after Agent has given Borrowers notice thereof; or

            (d) Financial Information - if any statement, report, financial statement, or certificate made or delivered by any Bor rower or any of its officers, employees or agents, to Agent or any Lender is not true and correct, in all material respects, when made; or

            (e) Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate with respect to any portion of any Property of any Borrower; or

            (f) Warranties or Representations - if any warranty, representation or other statement by or on behalf of any Borrower contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

            (g) Agreements with Others - if an event of default (or similar term) shall occur under the Bridge Notes or Subordinated Notes or if any Borrower shall default beyond any grace period under any agreement with any third party creditor for the payment of principal or interest of any Indebtedness from such Borrower, or if any Borrower shall otherwise default beyond any grace period under any agreement with respect to any Indebtedness if the effect of such default is to cause such Borrower's obligations which are the subject thereof to become due prior to its maturity date or prior to its regularly scheduled date of payment; or

            (h) Other Agreements with Lenders - if any Borrower breaches or violates the terms of, or if a default or an Event of Default, occurs under any Interest Hedging Instrument or any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between any Borrower or among Borrowers and Agent or any Lender or all Lenders; or

            (i) Judgments - if any final judgment for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate (i) which is not fully and unconditionally covered by insurance or (ii) for which such Borrowers have not established a cash or cash equivalent reserve in the full amount of such judgment shall be rendered by a court of record against any Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal;

            (j) Assignment for Benefit of Creditors, etc. - if any Borrower makes or proposes, in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by any Borrower; or

            (k) Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of any Borrower, or the commencement of any proceeding to avoid any transaction entered into by any Borrower, or the commencement of any case or proceeding for reorganization or liquidation of any

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Borrower's debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against such Borrower; provided, however, that such Borrower shall have ninety
(90) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such ninety (90) day period, no Lender shall be obligated to make Advances hereunder and Agent may seek adequate protection in any bankruptcy proceeding; or

            (l) Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Borrower or for any Borrower's Property; or

            (m) Execution Process, etc. - the issuance of any execution or distraint process against any Collateral or, with respect to any judgments seeking in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate, any other Property of any Borrower; or

            (n) Termination of Business - if any Borrower ceases any material portion of its business operations as presently conducted; or

            (o) Pension Benefits, etc. - if any Borrower fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer such Borrower's employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a "reportable event" as defined under ERISA occurs; or

            (p) Investigations - any indication or evidence received by Agent or any Lender that reasonably leads it to believe any Borrower may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of any Borrower to any governmental entity, federal, state or local; or

            (q) Change of Control - if there shall occur a Change of Control; or

            (r) Liens - any lien in favor of Collateral Agent shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens, or if Borrower or any Governmental Authority shall assert any of the foregoing.

      7.2   Cure - Intentionally Omitted.

      7.3   Rights and Remedies on Default:

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            (a) In addition to all other rights, options and remedies granted or available to Agent or Lenders under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Agent may, in its discretion, and Majority Lenders shall have the right to cause Agent to, (by written notice to Agent) to withhold or cease making Advances under the Revolving Credit.

            (b) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), Agent may, in its discretion, and the Majority Lenders shall have the right to cause Agent (by written notice to Agent), upon or at any time after the occurrence and during the continuance of an Event of Default to terminate the Revolving Credit and to declare the Loan Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 7.1(j),(k) or (l) shall automatically cause an acceleration of the Loan Obligations).

            (c) In addition to all other rights, options and remedies granted or available to Agent, under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), upon or at any time after the occurrence and during the continuance of an Event of Default, Borrowers shall be obligated to deliver and pledge to Agent, on behalf of all Lenders, cash collateral in the amount of all outstanding Letters of Credit.

            (d) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), Agent may, or at the direction of Majority Lenders, shall, upon or at any time after an Event of Default reduce or modify the Maximum Revolving Credit Amount, Borrowing Base or any portion thereof or the advance rates or to modify the terms and conditions upon which Lenders may be willing to consider making Advances under the Revolving Credit or to take additional reserves in the Borrowing Base for any reason.

            (e) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent) Agent may, or at the direction of Majority Lenders shall, issue directions to Collateral Agent under the Collateral Agency Agreement.

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

      7.4 Nature of Remedies: All rights and remedies granted Agent hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Agent may proceed with any number of remedies at the same time until all Loan Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Agent, upon or at any time after the occurrence of an Event of Default, may proceed against any Borrower, at any time, under any agreement, with any available remedy and in any order.

      7.5 Set-Off: Subject to the Collateral Agency Agreement, if any bank account of any Borrower with Agent, any Lender or any participant is attached or otherwise liened or levied upon by any third party, such Lender (and such participant) as agent for the ratable benefit of all Lenders shall have and be deemed to have, without notice to Borrowers or any of them, the immediate right of set-off and may apply the funds or amount thus set-off against any of the Loan Obligations hereunder.

                                SECTION 8. AGENT

      As between Agent, on one hand, and Lenders, on the other hand, Agent and each Lender, who are now or shall become parties to this Agreement, agree as follows (with the consent and approval of Borrowers):

      8.1 Appointment and Authorization. Each Lender, and each subsequent holder of any of the Revolving Credit Notes by its acceptance thereof, hereby irrevocably appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Subject to the provisions of this Agreement, Agent will handle all transactions relating to the Loans and all other Loan Obligations, including, without limitation, all transactions with respect to Letters of Credit, this Agreement, the Loan Documents and all related documents in accordance with its usual banking practices. Except as otherwise expressly provided herein, Borrowers are hereby authorized by Lenders to deal solely with Agent in all transactions which affect Lenders under this Agreement and the Loan Documents. The rights, privileges and remedies accorded to Agent hereunder shall be exercised by Agent on behalf of all of Lenders.

      8.2 General Immunity. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested. Subject to Section 8.6

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of this Agreement, neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except as such action or omission are caused solely from its or their own gross negligence or willful misconduct unless such action was taken or omitted to be taken by Agent at the direction of Majority Lenders.

      8.3 Consultation with Counsel. Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

      8.4 Documents. Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Revolving Credit Notes or any other instrument or document furnished pursuant hereto or in connection herewith, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document. Subject to Section 9.18, Agent shall furnish to Lenders copies of all notices and financial statements received from Borrowers hereunder.

      8.5 Rights as a Lender. With respect to its applicable Pro Rata Share, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity. Subject to the provisions of this Agreement, Agent may accept deposits from, lend money to and generally engage in any kind of banking or trust business with Borrowers and their Affiliates and Subsidiaries as if it were not Agent.

      8.6 Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent hereunder are only those expressly set forth in this Agreement and that Agent shall be entitled to assume that no Default or Event of Default, has occurred and is continuing, unless Agent has actual knowledge of such fact. Except to the extent Agent is required by Lenders pursuant to the express terms hereof to take a specific action, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Loan Documents. Agent shall incur no liability under or in respect of this Agreement and the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. It is agreed among Agent and Lenders that Agent shall have no responsibility to carry out audits or otherwise examine the books and records or properties of Borrowers, except as Agent in its sole discretion deems appropriate or as otherwise expressly required hereunder. The relationship between Agent and each Lender is and shall be that of agent and principal only and nothing herein shall be construed to constitute Agent a joint venturer with any Lender, a trustee or fiduciary for any of Lenders or for the holder of a participation therein nor impose on Agent duties and obligations other than those set forth herein.

      8.7   Collections and Disbursements.

            (a) Agent will have the right to collect and receive all payments of the Loan Obligations, and to collect and receive all reimbursements for draws made under the Letters of Credit, together with all fees, charges or other amounts due under this Agreement and the Loan Documents, and Agent will remit to each Lender, according to its applicable Pro Rata Percentage, all such payments actually received by Agent (subject to any required clearance procedures) in accordance with the settlement procedures established by Agent from time to time.

            (b) If any such payment received by Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Loan Documents, each Lender will, upon written notice from Agent, promptly pay over to Agent its Pro Rata Percentage of the amount so rescinded or returned, together with interest and other fees thereon if also required to be rescinded or returned.

            (c) All payments by Agent and Lenders to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Revolving Credit and the Letters of Credit, in a manner customary to Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense. Agent may treat the payees of any Revolving Credit Note as the holder thereof until written notice of the transfer thereof shall have been received by Agent. In the event that any Lender shall receive any payments in reduction of the Revolving Credit in an amount greater than its applicable Pro Rata Percentage in respect of indebtedness to Lenders evidenced hereby (including, without limitation amounts obtained by reason of setoffs), such Lender shall hold such excess in trust for Agent (on behalf of all other Lenders) and shall promptly remit to Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Percentage. To the extent necessary for each Lender's actual percentage of all outstanding Loans to equal its applicable Pro Rata Percentage, any Lender having a greater share of any payment(s) than its applicable Pro Rata Percentage shall acquire a participation in the applicable Pro Rata Shares of the other Lenders as determined by Agent.

      8.8 Indemnification. Lenders hereby each indemnify Agent (and Issuer with respect to Letters of Credit) ratably according to each Lender's Pro Rata Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent (or Issuer, as the case may be) in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent (or Issuer, as the case may be) under or related to this Agreement or the Loans, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's (or Issuer's, as the case may be) gross negligence or willful misconduct unless such action was taken or omitted by Agent (or Issuer, as the case may be) at the direction of Majority Lenders. Agent shall have the right to deduct, from any amounts to be paid by Agent to any Lender hereunder, any amounts owing to Agent by such Lender by virtue of this paragraph.

      8.9   Expenses.

            (a) All out-of-pocket costs and out-of-pocket expenses incurred by Agent and not reimbursed on demand by Borrowers, in connection with the analysis, negotiation, preparation, consummation, creation, amendment, administration, termination, work-out, forbearance and enforcement of the Loans (including, without limitation, audit expenses, counsel fees and expenditures to protect, preserve and defend Agent's and each Lender's rights and interest under the Loan Documents) shall be shared and paid on demand by Lenders pro rata based on their applicable Pro Rata Percentage.

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

            (b) Agent may deduct from payments or distributions to be made to Lenders such funds as may be necessary to pay or reimburse Agent for such costs or expenses.

      8.10 No Reliance. By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agent. Each Lender shall continue to make its own analysis and evaluation of Borrowers. Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any obligor or any Account Debtor of any Borrower; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of any Borrower; or for sufficiency, authenticity, legal effect, validity or enforceability of the Loan Documents. Agent assumes no responsibility or liability with respect to the collectibility of the Loan Obligations or the performance by Borrowers of any obligation under the Loan Documents.

      8.11 Reporting. During the term of this Agreement, and subject to Section 9.18, Agent will promptly furnish each Lender with copies of all financial statements of Borrowers to be delivered or obtained hereunder and such other financial statements and reports as any Lender may reasonably request. Agent will immediately notify Lenders when it receives actual knowledge of any Event of Default under the Loan Documents.

      8.12 Removal of Agent. Agent may resign at any time upon giving thirty
(30) days prior written notice thereof to Lenders and Borrowers. Agent may be removed as Agent hereunder upon the written consent of all Lenders exclusive of Agent upon the following: (i) wilful misconduct in the performance of Agent's duties or responsibilities under this Agreement; or (ii) if a receiver, trustee or conservator is appointed for Agent or any state or federal regulatory authority assumes management or control of Agent or if, under applicable law, the administrative or discretionary duties and responsibilities of Agent hereunder become controlled by or subject to the approval of any state or federal regulatory authority. Upon any resignation or permitted removal of Agent, Lenders (exclusive of Agent) shall have the right to appoint a successor agent by majority vote of the other Lenders (based upon the Pro Rata Percentages of the other Lenders). Upon the acceptance of the appointment as a successor agent hereunder by such successor agent, such successor agent shall thereupon succeed to and become vested with all rights, powers, obligations and

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

duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.

      8.13 Action on Instructions of Lenders. With respect to any provision of this Agreement, or any issue arising thereunder, concerning which Agent is authorized to act or withhold action by direction of Lenders, Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by Lenders. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Revolving Credit Notes.

      8.14 Several Obligations. The obligation of each Lender is several, and neither Agent nor any other Lender shall be responsible for the obligation and commitment of any other Lender.

      8.15  Consent of Lenders.

            (a) Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Loans and the Loan Documents, including without limitation, the right to exercise all rights, remedies, privileges and options under the Loan Documents, including without limitation the credit judgment with respect to the making of Advances and the determination as to the basis on which and extent to which Advances may be made and the determination as to whether draws should be honored for Letters of Credit.

            (b) Notwithstanding anything to the contrary contained in subparagraph (a) above, Agent shall not, without the prior written consent of all Lenders: (i) extend any payment date under the Revolving Credit Notes or the Revolving Credit Maturity Date, (ii) except as contemplated under this Agreement, reduce any interest rate applicable to the Revolving Credit any fee payable hereunder or any fee for any Letter of Credit, (iii) increase the Facility Limit, (iv) compromise or settle all or a portion of the Obligations,
(v) release any obligor from the Loan Obligations except in connection with termination of the Revolving Credit and full payment and satisfaction of all Loan Obligations, (vi) amend the definition of Majority Lenders, or (vii) amend this Section 8.15(b).

            (c) Notwithstanding anything to the contrary contained in subparagraph (a) above, Agent shall not, without the prior written consent of Majority Lenders: (i) enter into any written amendment to any of the Loan Documents; (ii) waive any Borrower's compliance with the terms and conditions of the Loan Documents or any Event of Default hereunder or thereunder; or (iii) consent to any Borrower's taking any action which, if taken, would constitute an Event of Default under this Agreement or under any of the Loan Documents.

            (d) After an acceleration of the Loan Obligations, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Lenders, and, unless otherwise directed by the Majority Lenders, to exercise or refrain from exercising any and all right, remedies, privileges and options under the Loan Documents and actions, including, without limitation, instituting and pursuing all legal actions brought against any Borrower or to collect the Obligations, or defending any and all actions brought by any Borrower or other Person; or incurring Expenses or otherwise making expenditures to protect the Loans, the Collateral or Lenders' rights or remedies.

            (e) To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take, if any Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within five (5) days of such Lender's receipt of such request, such Lender shall be deemed to have given its consent thereto.

      8.16 Participation and Assignments. Borrowers hereby acknowledge and agree that a Lender may at any time: (a) grant any participation(s) in up to forty-nine percent (49%) of its Pro Rata Share and of its right, title and interest therein and in or to this Agreement (collectively, "Participation") to any other lending office of such Lender (but in no event for an amount less than $5,000,000) or to any other bank, lending institution or other entity which the granting Lender reasonably determines has the requisite sophistication to evaluate the merits and risks of investments in Participation ("Participants"); provided, however, that: (i) all amounts payable by Borrowers to each Lender hereunder shall be determined as if such Lender had not granted such Participation; and (ii) any agreement pursuant to which any Lender may grant a
Participation: (A) shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (B) such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement without the consent of Participant if such amendment, modification or waiver would reduce the principal of or, except as contemplated in this Agreement, the rate of interest on the Loans, increase the amount of the Facility Limit, postpone the date fixed for any scheduled payment of principal of or interest on the Loans, subject to Section 8.15 hereof; and (C) shall not relieve such Lender from any of its obligations under this Agreement, which shall remain absolute (including without limitation its obligation to make Advances hereunder); and (b) assign, pursuant to an Assignment and Acceptance substantially in the form of Exhibit "D", attached hereto and made a part hereof (the "Assignment") (i) all or any percent of its Pro Rata Share or any right, title and interest therein or in and to this Agreement to Agent (in its capacity as a "Lender") or any Affiliate of Agent; or
(ii) up to forty nine percent (49%) of its Pro Rata Share (but in no event less than Five Million Dollars ($5,000,000.00)) and any right, title and interest therein and in and to this Agreement to another financial institution, with the prior written consent of Agent and, provided no Event of Default is outstanding, Borrowers, which consent shall not be unreasonably withheld, which assignment shall in the case of (i) or (ii) above shall be accompanied by payment to the Agent of a $2,500 transfer fee. Upon the execution by the assignor or assignee of the Assignment, and delivery to Agent of such Assignment for acceptance, the assigning Lender shall, to the extent provided in such Assignment, be released from its obligations under this Agreement and the assignee thereunder shall be a party hereto and, to the extent provided in such Agreement, have the rights and obligations of a Lender hereunder.

                            SECTION 9. MISCELLANEOUS

      9.1 GOVERNING LAW: THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO ITS OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

      9.2 Integrated Agreement: The Revolving Credit Notes, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender's rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

      9.3 Waiver: No omission or delay by Agent in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrowers no waiver will be valid unless in writing and signed by Agent and then only to the extent specified.

      9.4 Indemnity:

            (a) Each Borrower releases and shall indemnify, defend and hold harmless Agent and Lenders, and their respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of any Borrower or all Borrowers under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrowers' breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (iii) Borrowers' failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation Environmental Laws, etc.) and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of Agent or Lenders constituting wilful misconduct or gross negligence.

            (b) Promptly after receipt by an indemnified party under subsection
(a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

      9.5 Time: Whenever any Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrowers' performance under all provisions of this Agreement and all related agreements and documents.

      9.6 Expenses of Agent and Lenders: At Closing and from time to time thereafter, Borrowers will pay promptly upon demand of Agent all reasonable costs, fees and expenses (a) of Agent in connection with the analysis, negotiation, preparation, execution, administration and delivery of this Agreement and other Loan Documents and the documents and instruments referred to herein and therein and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective (including, without limitation, audit fees for two (2) audits per year provided no Default or Event of Default has occurred in which case there shall be no limitation on the number of audits for which Agent shall be reimbursed, search costs, the reasonable fees, expenses and disbursements of counsel for Agent and reasonable charges of any expert consultant to Agent) and (b) of Agent and Lenders in connection with the enforcement of any Obligations of, or the collection of any payments owing from, Borrowers under this Agreement and/or the other Loan Documents or protection or defense of the rights of Lenders and/or Agent under the Loan Documents, following the occurrence of any Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a "work-out" or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Agent and Lenders and reasonable allocated costs of internal counsel) (collectively, the "Expenses");

      9.7 Brokerage: This transaction was brought about and entered into by Agent, Lenders and Borrowers acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Each Borrower represents that it has not committed Agent or any Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Agent or any Lender by any broker, finder or agent or other person, Borrowers hereby indemnify, defend and save such party harmless against such claim and further will defend,

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

with counsel satisfactory to Agent, any action or actions to recover on such claim, at Borrowers' own cost and expense, including such party's reasonable counsel fees. Borrowers further agree that until any such claim or demand is adjudicated in such party's favor, the amount demanded shall be deemed a liability of Borrowers under this Agreement.

      9.8     Notices:

              (a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

      If to Agent to:         First Union Capital Markets
                              1345 Chestnut Street
                              Philadelphia, PA   19107-4843
                              Attn:       John D. Brady
                                          Director/Vice President
                              Fax No.     215-786-2877

                                          and

                              First Union National Bank
                              2240 Butler Pike
                              Plymouth Meeting, PA 19046
                              Attn: Margaret Byrne
                                          Vice President
                              Fax No.     610-941-3138

      With copies to:         Blank Rome Comisky & McCauley LLP
                              One Logan Square
                              Philadelphia, PA 19103
                              Attn: Steven M. Miller, Esquire
                              Fax No. 215-569-5522

      If to Borrowers to:     Phoenix Color Corp.
                              101 Tandy Drive
                              Hagerstown, MD 21740
                              Attn: Chief Financial Officer
                              Fax No. 301 733-1733

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

      With copies to:         Bresler, Goodman & Unterman, LLP
                              521 Fifth Avenue
                              New York, NY 10175
                              Attn: Andrew J. Goodman, Esquire
                              Fax No. 212-949-6131

      If to Lenders:          To the addresses set forth on Schedule A.

              (b) Any notice sent by Agent, any Lender or Borrowers by any of the above methods shall be deemed to be given when so received.

              (c) Agent shall be fully entitled to rely upon any telecopy transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

      9.9 Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

      9.10 Survival: All indemnities, warranties, representations, and covenants made by Borrowers herein, or in any agreement referred to herein or on any certificate, document or other instru ment delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Agent and Lenders, and shall survive the delivery to Lenders of the Revolving Credit Notes, regardless of any investigation made by Lenders or on their behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Agent and any and all Lenders shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all Loan Obligations are satisfied in full. All indemnification obligations of Borrowers under this Agreement, including, without limitation, under Sections 2.2(h), 2.8, 2.9, 2.10, 5.5, 9.4 and 9.7 shall survive payment of the Loan Obligations.

      9.11 Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. No Borrower may transfer, assign or delegate any of its duties or obligations hereunder.

      9.12 Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterpart,

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

all of which counterparts taken together shall constitute one completed fully executed document.

      9.13 Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrowers, Agent and Lenders or, if applicable, Majority Lenders.

      9.14 Signatories: Each individual signatory hereto repre sents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

      9.15 Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental bene ficiary of any Borrower. Nothing contained in this Agreement shall be construed as a delegation to Agent or any Lender of Borrowers' duty of performance, including, without limitation, Borrowers' duties under any account or contract with any other Person.

      9.16 Discharge of Taxes, Borrowers' Obligations, Etc.: Agent, in its sole discretion, shall have the right at any time, and from time to time, with prior notice to Borrowers if Borrowers fail to do so five (5) Business Days after requested in writing to do so by Agent, to: (a) pay for the performance of any of Borrowers' obligations hereunder, and (b) discharge Taxes or Liens, at any time levied or placed on any of any Borrower's Property in violation of this Agreement unless such Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Revolving Credit, bear interest at the same rate applied to Base Rate Loans, until reimbursed to Agent. Such payments and advances made by Agent shall not be construed as a waiver by Agent or Lenders of an Event of Default under this Agreement.

      9.17 Withholding and Other Tax Liabilities: Each Lender shall have the right to refuse to make any Advances from time to time unless Borrowers shall, at Agent's request, have given to Agent evidence, reasonably satisfactory to Agent, that Borrowers have properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance. Copies of deposit slips showing payment shall likewise constitute satisfactory evidence for such purpose. In the event that any lien, assessment or tax liability against any Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Agent shall have the right (but shall not be obligated, nor shall Agent or any Lender hereby assume the duty) to pay any such lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Agent shall not pay any such tax, assessment or lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrowers. In order to pay any such lien, assessment or tax liability, Agent shall not be obliged to wait until said lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Agent (shared ratably by Lenders) shall have paid for the discharge of any such lien shall be added to the Revolving Credit and shall be paid by Borrowers to Agent with interest thereon at the interest rate applicable to Base Rate Loans, upon demand, and Agent shall be sub rogated to all rights of such taxing authority against Borrowers.

      9.18 Confidential Information: Agent and each Lender (and any prospective Lender or Participant) agree to hold in confidence all confidential material or proprietary information obtained by them with respect to Borrowers' business operations that is plainly marked by the provider of such material or information as confidential or proprietary except (a) to the extent that the production of such information is required pursuant to any statute, ordinance, regulation, rule or order or any subpoena or any Governmental Authority or by reason of any bank regulation in connection with any bank examination, (b) to the extent already publicly disclosed and (c) that any Lender shall not be prohibited from disclosing any such information to any of their agents, attorneys, accountants, consultants, participants, assignees, prospective participants, who are aware of such Lender's covenant in this Section 9.18 and who have agreed with such Lender, for the benefit of the Borrowers, to comply with such covenant. Nothing contained in this Section shall in any way restrict, limit or impair the rights of Agent or Lenders to sell any Collateral or otherwise enforce their Liens in any Collateral following the occurrence of any Event of Default.

      9.19 Consent to Jurisdiction: Without limiting the effect of Section 9.20, each Borrower, Agent and Lender hereby irrevocably consents to the jurisdiction of the Courts of Common Pleas of the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings whether arising under this Agreement, under any other Loan Document or any other undertaking and irrevocably agree to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

      9.20 Arbitration; Preservation and Limitation of Remedies:

              (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement and/or any other Loan Document ("Disputes") between or among parties to this Agreement and/or any other Loan Documents shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future or claims arising out of or connected with the transactions contemplated by this Agreement and the other Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Philadelphia, Pennsylvania. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction as provided in this Agreement. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to an Interest Hedging Instrument.

              (b) Notwithstanding the preceding binding arbitration provisions, Agent, Lenders and Borrowers agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. Agent, Lenders and Borrowers shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any property or other security by exercising a power of sale granted under the Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including but not limited to set-off and peaceful possession of personal property; and (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. Agent, Lenders and Borrowers agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

      9.21 Waiver of Jury Trial: TO THE EXTENT THAT ANY DISPUTE IS NOT SUBMITTED TO ARBITRATION UNDER SECTION 9.20, BORROWERS, AGENT, ISSUER AND EACH LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

      IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

PHOENIX COLOR CORP.                       PCC EXPRESS, INC.

By:    /s/ Edward Lieberman               By:     /s/ Edward Lieberman
      ------------------------                  ------------------------
Title:Executive Vice President            Title:Executive Vice President


PHOENIX (MD.) REALTY, LLC                 FIRST UNION NATIONAL BANK, as Agent,
                                            as Issuer and as Lender

By:   /s/ Edward Lieberman                By:    /s/ Margaret A. Byrne
      ------------------------                  ------------------------
Title:Executive Vice President            Title: Vice President